Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

GRAPHITE BIO, INC.,

GENERATE MERGER SUB, INC.

and

LENZ THERAPEUTICS, INC.

Dated as of November 14, 2023

Exhibit A	Form of Certificate of Amendment
Exhibit B	Form of Parent Support Agreement
Exhibit C	Form of Company Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Subscription Agreement

v

INDEX OF DEFINED TERMS

Definition	Location
2023 Equity Incentive Plan	1.1(a)
2023 Equity Incentive Plan Proposal	7.15(a)
2023 ESPP	1.1(b)
2023 ESPP Proposal	7.15(b)
2023 Plans	1.1(c)
Acceptable Confidentiality Agreement	1.1(d)
Accounting Firm	3.7(e)
Acquisition Inquiry	1.1(e)
Acquisition Proposal	1.1(f)
Acquisition Transaction	1.1(g)
Action	4.9
Adjusted Warrant	3.3(c)
Affiliate	1.1(h)
Agreement	Preamble
Allocation Certificate	7.13
Amended Charter Proposals	Recitals
Anticipated Closing Date	3.7(a)
Book-Entry Shares	3.4(b)
Business Day	1.1(i)
Cash Determination Date	3.7(a)
Cash Dividend	Recitals
Certificate of Merger	2.4
Certificates	3.4(b)
Charter Amendment Proposal	Recitals
Closing	2.3
Closing Date	2.3
COBRA	4.12(c)(iv)
Code	Recitals
Company	Preamble
Company Audited Financial Statements	Section 7.1(g)
Company Board	Recitals
Company Board Adverse Recommendation Change 7.2(c) Company Board Recommendation	7.2(c)
Company Budget	6.2(b)(vi)
Company Bylaws	4.1(b)
Company Capital Stock	1.1(j)
Company Charter	4.1(b)
Company Common Stock	1.1(k)
Company Disclosure Letter	Article IV
Company Equity Plan	1.1(l)
Company Financial Statements	4.6(a)

Company Fundamental Representations	1.1(m)
Company Interim Financial Statements	4.6(a)
Company Intervening Event	7.2(d)
Company Notice Period	7.2(d)
Company Options	1.1(n)
Company Outstanding Shares	3.1(a)(i)(A)
Company Owned IP	1.1(o)
Company Plans	4.12(a)
Company Preferred Stock	1.1(p)
Company Privacy Laws	4.19(e)
Company Products	4.11(c)
Company Restricted Shares	3.2
Company Series B Preferred Stock	1.1(q)
Company Stock Awards	4.2(b)
Company Stockholder Approval	Recitals
Company Support Agreements	Recitals
Company Triggering Event	1.1(r)
Company Unaudited Interim Financial Statements	Section 7.1(g)
Company Valuation	3.1(a)(i)(B)
Company Value Per Share	3.1(a)(i)(C)
Company Warrant	1.1(s)
Concurrent PIPE Investment	Recitals
Concurrent PIPE Investment Amount	Recitals
Concurrent PIPE Investors	Recitals
Confidentiality Agreement	1.1(t)
Contract	4.5(a)
control	1.1(u)
Controlled Group	4.12(b)
D&O Indemnified Parties	7.5(a)
Delaware Secretary of State	2.4
Delivery Date	3.7(a)
DGCL	Recitals
Dispute Notice	3.7(b)
Dissenting Shares	3.6
Dividend Record Date	7.14(a)
Effective Time	2.4
End Date	9.1(b)
Environmental Law	4.14(b)
Equity Plan Proposals	7.15(a)
ERISA	4.12(a)
Exchange Act	4.5(b)
Exchange Agent	3.4(a)
Exchange Fund	3.4(a)
Exchange Ratio	3.1(a)(i)
Excluded Shares	3.1(a)(iii)
FDA	4.11(c)

FDA Ethics Policy	4.11(i)
FDCA	4.11(a)
Final Parent Net Cash	3.7(c)
Form S-4	7.1(a)
GAAP	4.6(a)
Governmental Entity	4.5(b)
Hazardous Substance	4.14(c)
Health Care Laws	4.11(a)
HSR Act	1.1(v)
Intellectual Property	1.1(w)
Intended Tax Treatment	Recitals
In-the-Money Parent Option	7.15(c)
Investor Agreements	7.11
IRS	4.12(a)
IT Systems	4.19(d)
knowledge	1.1(x)
Law	4.5(a)
Liens	4.5(a)
Lock-Up Agreement	Recitals
Material Adverse Effect	4.1(a)
Material Company Registered IP	4.19(a)
Material Contracts	4.16(a)
Measurement Date	5.2(a)
Merger	Recitals
Merger Consideration	3.1(a)(i)
Merger Sub	Preamble
Minimum Net Cash	7.14(a)
Mitigated Lease Amounts	1.1(y)
Nasdaq	1.1(z)
Nasdaq Issuance Proposal	Recitals
Nasdaq Listing Application	7.8
Nasdaq Reverse Stock Split	1.1(aa)
Net Cash	1.1(bb)
Ordinary Course Agreement	4.15(g)
Out-of-the-Money Parent Option	7.15(c)
Parent	Preamble
Parent Board	Recitals
Parent Board Adverse Recommendation Change	7.3(b)
Parent Board Recommendation	7.3(b)
Parent Charter Amendment	Recitals
Parent Common Stock	Recitals
Parent Common Stock Issuance	5.4(a)
Parent Disclosure Letter	Article V
Parent Equity Plans	5.2(a)
Parent Facilities	5.18(c)
Parent Form 10-K	1.1(cc)

Parent Fundamental Representations	1.1(dd)
Parent Intervening Event	7.3(c)
Parent IT Systems	5.19(d)
Parent Lease Agreements	5.18(c)
Parent Lease Mitigation Agreements	5.18(e)
Parent Legacy Assets	1.1(ee)
Parent Legacy Business	1.1(s)
Parent Legacy Transaction	6.1(d)
Parent Material Adverse Effect	5.1(a)
Parent Material Contracts	5.16(a)
Parent Net Cash Calculation	3.7(a)
Parent Net Cash Schedule	3.7(a)
Parent Notice Period	7.3(c)
Parent Options	5.2(a)
Parent Outstanding Shares	3.1(a)(i)(D)
Parent Owned IP	1.1(ff)
Parent Plans	5.12(a)
Parent Products	4.12(c)
Parent Registered IP	5.19(a)
Parent Restricted Stock Awards	1.1(gg)
Parent SEC Documents	5.6(a)
Parent Stockholder Approval	5.4(a)
Parent Stockholder Meeting	7.3(a)
Parent Stockholder Proposals	7.3(a)
Parent Sublease Agreements	5.18(d)
Parent Sublease Premises	5.18(d)
Parent Support Agreements	Recitals
Parent Target Net Cash	1.1(hh)
Parent Triggering Event	1.1(ii)
Parent Valuation	3.1(a)(i)(E)
Parent Value Per Share	3.1(a)(i)(F)
PBGC	4.12(c)(iv)
Pension Plan	4.12(b)
Permits	4.10
Permitted Financing	1.1(jj)
Permitted Liens	4.18(a)
Permitted Stock Purchase Agreement	1.1(kk)
Person	1.1(ll)
Personal Information	4.19(e)
Pre-Closing Period	6.1(a)
Proxy Statement	6.1(a)
Registration Statement	7.1(a)
Representative	1.1(mm)
Response Date	3.7(b)
Reverse Stock Split Proposal	Recitals
Safety Notices	4.11(g)

Sarbanes-Oxley Act	4.6(a)
SEC	1.1(nn)
Securities Act	4.5(b)
Stockholder Notice	7.2(b)
Subscription Agreement	Recitals
Subsequent Transaction	1.1(oo)
Subsidiary	1.1(pp)
Superior Offer	1.1(qq)
Surviving Company	2.2
Takeover Laws	4.20
Tax Action	4.15(c)
Tax Return	1.1(rr)
Taxes	1.1(ss)
Termination Fee	9.3(b)
Transaction Expenses	1.1(tt)
Transaction Litigation	7.4(c)
Transfer Taxes	7.9(c)
WARN Act	4.13(d)
Withholding Agent	3.5

x

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 14, 2023, by and among Graphite Bio, Inc., a Delaware corporation (“Parent”), Generate Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Lenz Therapeutics, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, the parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the transactions contemplated hereby;

WHEREAS, the Company Board has approved this Agreement and the Merger, with the Company continuing as the Surviving Company (as defined below), after the Effective Time (as defined below), pursuant to which each share of Company Capital Stock shall be converted into the right to receive a number of shares of common stock, par value $0.00001 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation that is wholly- owned by Parent, and has been formed for the sole purpose of effecting the Merger;

WHEREAS, effective as of the Closing, the certificate of incorporation of Parent shall be amended in the form attached hereto as Exhibit A (with such changes as may be mutually agreed between Parent and the Company, the “Parent Charter Amendment” );

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to this Agreement and the Parent Support Agreements, (iii) determined and declared that the Charter Amendment Proposals are advisable and in the best interests of Parent and its stockholders, (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to authorize the issuance of the Parent Common Stock in accordance with Nasdaq Listing Rule 5635 (the “Nasdaq Issuance Proposal”) and (v) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, as promptly as practicable after the forms thereof are mutually agreed to by Parent and the Company, that the stockholders of Parent vote to approve one or more amendments to Parent’s certificate of incorporation to (a) effect the Nasdaq Reverse Stock Split (the “Reverse Stock Split Proposal”), and (b) amend Parent’s certificate of incorporation in the form of the Parent Charter Amendment (the “Amended Charter Proposals”, and together with the Reverse Stock Split Proposal, the “Charter Amendment Proposals”);

WHEREAS, the board of directors of Merger Sub has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the transactions contemplated hereby;

WHEREAS, Parent, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of Parent listed on Section A of the Parent Disclosure Letter have entered into Parent Support Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the “Parent Support Agreements”), pursuant to which such officers, directors and stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Parent Common Stock in favor of the approval of the Parent Stockholder Proposals;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement of Parent’s willingness to enter into this Agreement, the officers, directors and stockholders of the Company listed on Section A of the Company Disclosure Letter have entered into Company Support Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit C (the “Company Support Agreements”), pursuant to which such officers, directors and stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company listed on Section B of the Company Disclosure Letter are executing lock-up agreements in the form attached hereto as Exhibit D (the “Lock-Up Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Company’s willingness to enter into this Agreement, certain stockholders of Parent listed on Section B of the Parent Disclosure Letter are executing Lock-Up Agreements;

WHEREAS, it is expected that after the Registration Statement is declared effective under the Securities Act, the stockholders of the Company will execute an action by written consent by the holders of (i) at least a majority of the voting power of outstanding shares of Company Capital Stock, (ii) at least a majority of the outstanding shares of Company Preferred Stock and (iii) at least a majority of the outstanding shares of Company Series B Preferred Stock, approving and adopting this Agreement (collectively, subclauses (i), (ii), and (iii), the “Company Stockholder Approval”);

WHEREAS, the stockholders of Parent as of the Dividend Record Date (which for clarity shall exclude holders of Parent Common Stock issued as part of the Merger Consideration) shall be entitled to receive from Parent a cash dividend in an aggregate amount of $60,000,000, subject to certain adjustments as set forth herein (the “Cash Dividend”); and

WHEREAS, concurrently with the execution of this Agreement, certain investors (each a “Concurrent PIPE Investor” and collectively the “Concurrent PIPE Investors”) have entered into stock purchase agreements representing an aggregate commitment of not less than $50,000,000 (the “Concurrent PIPE Investment Amount”) in the form attached hereto as Exhibit E (collectively, the “Subscription Agreement”), pursuant to which such Persons will agree, subject to the terms and conditions set forth therein, to subscribe and purchase a number of shares of Parent Common Stock immediately following the Closing (the “Concurrent PIPE Investment”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For purposes of this Agreement:

(a) “2023 Equity Incentive Plan” shall mean an equity incentive plan of Parent in form and substance as agreed to by Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either party), reserving for issuance a number of shares of Parent Common Stock to be determined by the Company in consultation with Parent.

(b) “2023 ESPP” shall mean an “employee stock purchase plan” of Parent in form and substance as agreed to by Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either party), reserving for issuance a number of shares of Parent Common Stock to be determined by the Company in consultation with Parent.

(c) “2023 Plans” shall mean both the 2023 Equity Incentive Plan and 2023 ESPP.

(d) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Parent relating to a potential Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

(e) “Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other party) that could reasonably be expected to lead to an Acquisition Proposal, other than the Concurrent PIPE Investment or a Permitted Financing.

(f) “Acquisition Proposal” means, with respect to either Parent or the Company, any proposal or offer from any Person (other than Parent or the Company, as applicable, or their respective Representatives) providing for (i) the acquisition or purchase by such Person from a party of a substantial portion of such party’s or any of its subsidiaries’ capital stock or material assets or (ii) any merger, consolidation, recapitalization or other business combination transaction involving such party (other than in connection with the Concurrent PIPE Investment, a Permitted Financing, Parent’s leases, a Parent Legacy Transaction or the exercise or repurchase of existing equity interests).

(g) “Acquisition Transaction” means any transaction or series of related transactions (other than the Concurrent PIPE Investment or a Permitted Financing) involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its Subsidiaries or (iii) in which a party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its Subsidiaries; or

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value of the fair market value of the assets of a party and its Subsidiaries, taken as a whole.

(h) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(i) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(j) “Company Capital Stock” means the outstanding shares of Company Common Stock and Company Preferred Stock.

(k) “Company Common Stock” means the outstanding shares of common stock of the Company with a par value per share of $0.001.

(l) “Company Equity Plan” means the Company’s 2020 Equity Incentive Plan, as amended.

(m) “Company Fundamental Representations” means each of the representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5(a), and Section 4.24.

(n) “Company Options” means options or other rights to purchase shares of Company Common Stock issued by the Company.

(o) “Company Owned IP” means all Intellectual Property owned by the Company in whole or in part.

(p) “Company Preferred Stock” means the outstanding shares of preferred stock of the Company with a par value per share of $0.001, including, for the avoidance of doubt, the Company Series B Preferred Stock.

(q) “Company Series B Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series B Preferred Stock.

(r) “Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal, (b) the Company Board shall have made a Company Board Adverse Recommendation Change, or (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 6.4).

(s) “Company Warrant” means each warrant to purchase Company Capital Stock.

(t) “Confidentiality Agreement” means that certain non-disclosure agreement, dated as of September 6, 2023, between the Company and Parent.

(u) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(v) “HSR Act” means the U.S. Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(w) “Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature.

(x) “knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or any employee consultant or interim officer serving similar roles (ii) any fact or matter which any such Person could be expected to discover or otherwise become aware of after reasonable inquiry, consistent with such Person’s title and responsibilities, concerning the existence of the relevant matter.

(y) “Mitigated Lease Amounts” means any amounts under a Parent Lease Agreement for which Parent has no liability, either on an absolute or contingent basis, as of the Closing.

(z) “Nasdaq” means the Nasdaq Stock Market, LLC.

(aa) “Nasdaq Reverse Stock Split” means a reverse stock split of all issued shares of Parent Common Stock at a reverse stock split ratio as mutually agreed to by Parent and the Company that is effectuated by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

(bb) “Net Cash” means (i) Parent’s cash, cash equivalents and short-term investments, plus (ii) all prepaid expenses, deposits, receivables and restricted cash that Parent and the Company mutually agree will be useable by or available to the Company within 90 days of Closing, minus (iii) the sum of Parent’s short-term and long-term liabilities and any unpaid Transaction Expenses accrued at the Closing Date (including any costs, fees or other liabilities, including, without limitation, Taxes, related to the Cash Dividend, the preparation and filing of Parent’s Form 10-K, including the preparation and audit of the related audited financial statements, the premiums, commissions and other fees paid or payable in connection with obtaining Parent’s D&O tail policy as set forth in Section 7.5(d)), minus (iv) all payables or obligations, whether absolute, contingent or otherwise, related to the Parent Lease Agreements (net of any Mitigated Lease Amounts) minus (v) to the extent payable in cash at Closing and not yet paid, any and all liabilities of Parent to any of its employees (including change of control payments, retention payments, severance payments and any employer-side portion of any payroll or similar Taxes owed in connection with the foregoing or any of Parent’s equity plans), minus (vi) the actual costs, or, to the extent not available as of the Cash Determination Time, the mutually agreed estimate for costs associated with the termination of ongoing contractual obligations relating to all Parent Material Contracts and/or the Parent Legacy Business, minus (vii) all actual and reasonably projected costs and expenses relating to the winding down of Parent’s prior research and development activities, minus (viii) any and all liabilities of Parent resulting from or in connection with the application of Section 280G of the Code in connection with the Merger. Set forth on Section 1.1(bb) of the Parent Disclosure Letter is an illustrative example of the calculation of Net Cash.

(cc) “Parent Form 10-K” means Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(dd) “Parent Fundamental Representations” means each of the representations and warranties of Parent and Merger Sub set forth in Section 5.1(a), Section 5.1(b), Section 5.2, Section 5.3, Section 5.4, Section 5.5(a), Section 5.6(i), Section 5.22 and Section 5.24.

(ee) “Parent Legacy Assets” means all assets, technology and Intellectual Property of Parent as they existed at any time prior to the date of this Agreement, including for purposes of clarity, the tangible and intangible assets, in each case to the extent primarily used in or primarily related to Parent’s nulabeglogene autogedtemcel (nula-cel) program, beta-thalassemia program, therapeutic protein production (alpha-globin) program, X-linked combined deficiency syndrome (XSCID) program, Gaucher disease program, and related pre-clinical platform assets and the Non-Genotoxic Targeted Conditioning Technology Assets (NGTC). The business of Parent with respect to the Parent Legacy Assets, the “Parent Legacy Business”).

(ff) “Parent Owned IP” means all Intellectual Property owned by Parent in whole or in part.

(gg) “Parent Restricted Stock Awards” means each award with respect to a share of Parent Common Stock outstanding under any Parent Plan subject to risk of forfeiture or repurchase by Parent.

(hh) “Parent Target Net Cash” means $175,000,000 of Net Cash at the Closing.

(ii) “Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation, (b) the Parent Board or any committee thereof shall have made a Parent Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 6.4).

(jj) “Permitted Financing” means purchases of Parent Common Stock immediately following the Closing pursuant to Section 7.16, or otherwise as agreed between Parent and the Company.

(kk) “Permitted Stock Purchase Agreement” means a Contract executed pursuant to which the signatory has agreed to purchase for cash shares of Parent Common Stock immediately following the Closing pursuant to Section 7.16, or otherwise as agreed between Parent and the Company.

(ll) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(mm) “Representative” means a party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(nn) “SEC” means the Securities and Exchange Commission.

(oo) “Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

(pp) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(qq) “Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to the Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the transactions contemplated hereby.

(rr) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to (or as directed by) any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(ss) “Taxes” means all U.S. federal, state and local and non-U.S. net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, imputed underpayment, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies in the nature of a Tax (whether imposed, assessed, determined, administered, enforced or collected directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (or attributable to the nonpayment thereof).

(tt) “Transaction Expenses” means the aggregate amount (without duplication) of all costs, fees, Taxes and expenses incurred by Parent and Merger Sub, or for which Parent or Merger Sub are or may become liable in connection with the transactions contemplated hereby and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the transactions contemplated hereby, including (i) 50% of any Transfer Taxes, (ii) any fees and expenses of legal counsel and accountants, (iii) the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, Tax advisors, transfer agents, proxy solicitor and other advisors of Parent, including any Taxes incurred or to be incurred by Parent or Merger Sub with respect to the payment of any item listed in this definition of Transaction Expenses (including the employer-side portion of any payroll or similar Tax), (iv) all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC, (v) all costs and expenses incurred in connection with the engagement and services of the Exchange Agent, and (vi) 50% of the filing fees of Parent in connection with the HSR Act; provided, however, that Transaction Expenses shall specifically exclude (A) any fees and expenses of any placement agent incurred in respect of the Concurrent PIPE Investment, (B) the value of any settlement or judgment that is awarded post-Closing relating to stockholder litigation arising out of or in connection with the transactions contemplated by this Agreement, (C) any filing fees payable in respect of the Nasdaq Listing Application, and (D) 50% of the filing fees of Parent in connection with the HSR Act.

Section 1.2 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 1.3 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 Formation of Merger Sub. Parent has caused Merger Sub to be organized under the laws of the State of Delaware.

Section 2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and a wholly-owned subsidiary of Parent.

Section 2.3 Closing. Unless this Agreement is earlier terminated pursuant to the provisions of Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger (the “Closing”) shall take place remotely by the electronic exchange of documents, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), unless another time, date and place is mutually agreed upon by Parent and the Company in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.4 Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as is required by, and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.5 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.6 Parent Governance.

(a) Parent Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Parent shall be amended in the form of the Parent Charter Amendment by filing the Parent Charter Amendment with the Secretary of State of Delaware, until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) Parent Bylaws. The Bylaws of Parent shall remain in effect as of and following the Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Law.

(c) Board of Directors. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation of any directors on the Parent Board immediately prior to the Effective Time) so that, as of the Effective Time, the number of directors that comprise the full Board of Directors of Parent shall be seven (7) (or such other number of directors as Parent and the Company may mutually agree), and such Board of Directors shall upon the Effective Time initially consist of the Persons set forth in Section 2.6(c) of the Parent Disclosure Letter, which each Person shall be appointed to the particular class set forth on such schedule.

(d) Parent Officers. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any officers of Parent immediately prior to the Effective Time) so that, as of the Effective Time, the Parent officers shall initially consist of the Persons set forth in Section  2.6(d) of the Parent Disclosure Letter.

Section 2.7 Surviving Company Governance.

(a) Surviving Company Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Company shall, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth in an exhibit to the Certificate of Merger, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Company until thereafter amended in accordance with applicable Law.

(b) Surviving Company Bylaws. At the Effective Time, the Bylaws of the Surviving Company shall be amended and restated to read in their entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced with references to the name of the Surviving Company), and, as so amended and restated, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable Law.

(c) Surviving Company Directors. The directors of Parent immediately following the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(d) Surviving Company Officers. The officers of Parent immediately following the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of Parent, Merger Sub or the Company:

(i) Subject to Section 3.4(f), each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares, Dissenting Shares, but including any Company Restricted Shares which shall be subject to Section 3.2 below) shall be converted into and become exchangeable for the right to receive, in exchange for (i) each share of Company Common Stock, a number of shares of Parent Common Stock equal to the Exchange Ratio and (ii) each share of Company Preferred Stock, a number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by the aggregate number of shares of Company Common Stock into which each such share of Company Preferred Stock is then convertible (the “Merger Consideration” ). As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration. For purposes of this Agreement, the “Exchange Ratio” shall mean the ratio (rounded to four decimal places) equal to (a) the Company Value Per Share divided by (b) the Parent Value Per Share, in which:

(A) “Company Outstanding Shares” means the total number of shares of Company Capital Stock outstanding on a fully diluted basis immediately prior to the Effective Time, assuming the exercise, conversion and exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Company Capital Stock which exist immediately prior to the Effective Time.

(B) “Company Valuation” means $231,600,000, provided, however, that if the Company’s valuation implied by the pricing of the Concurrent PIPE Investment and/or the Permitted Financing is other than $231,600,000 as agreed by the investors in the Concurrent PIPE Investment and/or the Permitted Financing, the “Company Valuation” will be adjusted on a dollar-for-dollar basis to match such amount.

(C) “Company Value Per Share” equals the Company Valuation divided by the number of Company Outstanding Shares.

(D) “Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time (including, without limitation, taking into account the effects of the Nasdaq Reverse Stock Split and the termination of the Out-of-the-Money Parent Options pursuant to Section 7.15(c)) calculated using the treasury stock method, assuming the exercise, conversion or exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Parent Common Stock which exist immediately prior to the Effective Time. For clarity, all outstanding Parent Options shall be included in the total number of shares of Parent Common Stock for purposes of determining the Parent Outstanding Shares, to the extent not terminated prior to the Closing, and no shares issued in connection with the Concurrent PIPE Investment shall be included in the Parent Outstanding Shares.

(E) “Parent Valuation” means $126,500,000; provided, that if the Final Parent Net Cash is above or below the Parent Target Net Cash by more than $1,000,000, then the Parent Valuation will be adjusted on a dollar-for-dollar basis by the difference of (i) the Final Parent Net Cash and (ii) the Parent Target Net Cash. In addition, and for the avoidance of doubt, the Parent Valuation assumes the consummation of the Cash Dividend in an amount equal to $60,000,000, and to the extent the amount of the Cash Dividend is modified pursuant to the terms of Section 7.14 or otherwise, shall be automatically adjusted on a dollar-for-dollar basis by the difference of (i) $60,000,000 and (ii) the actual amount of the Cash Dividend.

(F) “Parent Value Per Share” equals the Parent Valuation divided by the number of Parent Outstanding Shares.

For the avoidance of doubt and for illustrative purposes only, sample “Exchange Ratio” and “Parent Valuation” calculations are set forth on Section 3.1(a)(i)(F) of the Parent Disclosure Letter.

(ii) At the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of Parent Common Stock, if any, owned by the Surviving Company shall be surrendered to Parent without payment therefor.

(iii) Each share of Company Capital Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company.

Section 3.2 Treatment of Company Restricted Shares. At the Effective Time, each award of restricted shares of Company Common Stock that is unvested and outstanding immediately prior to the Effective Time (such shares, collectively, the “Company Restricted Shares“) shall automatically and without any action on the part of the holder thereof, become converted into a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of Company Restricted Shares and (y) the Exchange Ratio in accordance with Section 3.1(a)(i); provided, that such converted shares of Parent Common Stock shall be subject to the terms and conditions (including, without limitation, vesting and repurchase provisions) that are otherwise the same as were applicable to such Company Restricted Shares as of immediately prior to the Effective Time. For clarity, the provisions of this Section 3.2 shall not result in a duplication of the issuance of the Merger Consideration in Section 3.1(a)(i), and each share of restricted Company Common Stock shall only be entitled to receive a number of shares of Parent Common Stock equal to the Exchange Ratio once. For the avoidance of doubt, stockholders and equityholders of the Company, in their capacities as such, shall not receive any Cash Dividend pursuant to Section 7.14.

Section 3.3 Treatment of Company Options and Warrants.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Equity Plan, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Equity Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent and the Company mutually agree are appropriate to reflect the assumption of the Company Options by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 3.3(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(b) Parent shall file with the SEC, as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 3.3(a)(i).

(c) At the Effective Time, each Company Warrant outstanding immediately prior to the Effective Time (that shall not terminate per its own terms upon the Effective Time) shall be automatically assumed by Parent and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, such number of shares of Parent

Common Stock as is equal to the number of shares of Company Common Stock (or shares of Company Common Stock issuable upon the conversion of Company Preferred Stock) subject to the unexercised portion of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (each, as so adjusted, an “Adjusted Warrant”). The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Warrants contemplated by this Section 3.3(c). Parent shall take all corporate actions necessary to reserve for issuance of shares of Parent Common Stock that will be subject to the Adjusted Warrants.

Section 3.4 Exchange and Payment.

(a) Parent shall issue and deposit (or cause to be deposited) with a bank or trust company designated by Parent (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Capital Stock immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), book-entry shares (or certificates if requested) representing the shares of Parent Common Stock issuable pursuant to Section 3.1(a)(i). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time any dividends or other distributions payable pursuant to Section 3.4(d) (which for clarity shall not include the Cash Dividend). All certificates representing shares of Parent Common Stock, and any dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b) As soon as reasonably practicable after the date hereof, and in any event no more than ten (10) Business Days prior to the anticipated Closing Date, the parties shall cause the Exchange Agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (collectively, the “Certificates“) and to each holder of record of uncertificated shares of Company Capital Stock represented by book entry (“Book-Entry Shares“) that were converted into the right to receive the Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.4(d), but not the Cash Dividend), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates held by such Person shall pass, only upon proper delivery of such Certificates, if any, and identification of the Book- Entry Shares, if any, to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of any such Certificates and identifying such Book-Entry Shares in exchange for the Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.4(d), but not the Cash Dividend). Upon surrender of a Certificate and identification of the Book-Entry Shares, as applicable, to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange for the shares of Company Capital Stock formerly represented by such Certificate or Book-Entry Share (other than Excluded Shares or Dissenting Shares) (A) that number of whole shares of Parent Common Stock (after taking into account all shares of Company Capital Stock then held by such holder under all Certificates so surrendered and Book-Entry Shares so identified) to which such holder of Company Capital Stock shall have become entitled pursuant to Section 3.1(a)(i) (which shall be in uncertificated book-entry form unless a physical certificate is requested, and which shall be issued not earlier than the day after the Dividend Record Date), and (B) any dividends or other distributions payable pursuant to Section 3.4(d) (but not the Cash Dividend), and any Certificate so surrendered, together with any Book-Entry Shares, shall forthwith be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 3.4, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof (together with any dividends or other distributions payable pursuant to Section 3.4(d), but not the Cash Dividend).

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d) (i) Holders of Company Capital Stock, in their capacities as such, shall not be entitled to any portion of the Cash Dividend, and the Certificates and Book-Entry Shares shall not represent any right to any portion of the Cash Dividend.

(ii) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder thereof shall surrender such Certificate in accordance with this Article III. Following the surrender of a Certificate in accordance with this Article III, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(iii) Holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article III shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 3.4(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions (other than the Cash Dividend) with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 3.4(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 3.4(b) payable with respect to such whole shares of Parent Common Stock.

(e) The Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.4(d) but not the Cash Dividend) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.

(f) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.

(g) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Company, as general creditors thereof, for payment of the Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.4(d) but not the Cash Dividend) (subject to abandoned property, escheat or other similar laws), without interest.

(h) None of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of Parent Common Stock) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(i) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, then not earlier than the day after the Dividend Record Date, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof (together with any dividends or other distributions payable pursuant to Section 3.4(d) but not the Cash Dividend).

Section 3.5 Withholding Rights. Parent, the Surviving Company and the Exchange Agent (each, a “Withholding Agent”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as any Withholding Agent is required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by a Withholding Agent and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Except in connection with either a failure of the Company to comply with Section 8.3(e) or payments under this Agreement in respect of Company Restricted Shares for which an election under Section 83(b) of the Code has not been filed, the Withholding Agent shall use commercially reasonable efforts to (i) notify each holder of Company Capital Stock at least five (5) Business Days prior to deducting or withholding any amounts of its intent to deduct and withhold and (ii) cooperate with such holder to minimize any such deductions and withholding.

Section 3.6 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, each share of the Company Capital Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of the Company Capital Stock in accordance with Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration but shall be entitled only to such rights as are granted by Section 262 of the DGCL, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.1(a)(i), without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any shares of the Company Capital Stock issued and outstanding immediately prior to the Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.7 Calculation of Net Cash.

(a) Not less than ten Business Days prior to the anticipated date for Closing as mutually agreed in good faith by Parent and the Company (the “Anticipated Closing Date”), Parent will deliver to the Company a schedule (the “Parent Net Cash Schedule”, and the date of delivery of the Parent Net Cash Schedule, the “Delivery Date”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Net Cash (the “Parent Net Cash Calculation”) as of the close of business on the Closing Date (the “Cash Determination Time”) prepared and certified by Parent’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Parent). Parent shall make available to the Company (electronically to the greatest extent possible), as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Parent Net Cash Schedule and, if reasonably requested by the Company, Parent’s accountants and counsel at reasonable times and upon reasonable notice.

(b) Within five Business Days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Parent Net Cash Calculation by delivering a written notice to that effect to Parent (a “Dispute Notice” ). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Parent Net Cash Calculation.

(c) If, on or prior to the Response Date, the Company notifies Parent in writing that is has no objections to the Parent Net Cash Calculation or, if prior to 5:00 p.m. (New York City time) on the Response Date, the Company has failed to deliver a Dispute Notice as provided in Section 3.7(b), then the Parent Net Cash Calculation as set forth in the Parent Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Cash Determination Time (the “Final Parent Net Cash”) for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to 5:00 p.m. (California time) on the Response Date, then Representatives of Parent and the Company shall promptly, and in no event later than one calendar day after the Response Date, meet and attempt in good faith to resolve the dispute item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Parent Net Cash for purposes of this Agreement.

(e) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of the Final Parent Net Cash pursuant to Section 3.7(d) within two calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Parent and the Company (the “Accounting Firm”). Parent shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Parent Net Cash Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five calendar days of accepting its selection. Parent and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Parent and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of Parent and the Company, shall be final and binding on Parent and the Company and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Parent Net Cash for purposes of this Agreement. The parties shall delay the Closing until the resolution of the matters described in this Section 3.7(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed amount by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by the Company and any other fees, costs or expenses incurred by the Company following the Anticipated Closing Date in connection with the procedures set forth in this Section 3.7(e) shall be deducted from the final determination of the amount of Net Cash, to the extent of available amounts. If this Section 3.7(e) applies as to the determination of the Final Parent Net Cash described in Section 3.7(a), upon resolution of the matter in accordance with this Section 3.7(e), the parties shall not be required to determine the Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Parent and the Company may require a redetermination of the Final Parent Net Cash if the Closing Date is more than ten calendar days after the Anticipated Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Power.

(a) The Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, results of operations of the Company, taken as a whole; provided, however, that Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Company operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, (5) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof), or (6) any specific action taken (or omitted to be taken) by the Company at or with the express written consent of Parent or required by or expressly permitted by the terms of this Agreement; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts shall be excluded only to the extent it is not disproportionately adverse to the Company as compared to other participants in the industries in which the Company operates.

(b) The Company has previously made available to Parent true and complete copies of the Company’s Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) and the Certificate of Incorporation and Bylaws of the Company, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 135,723,937 shares of Company Capital Stock. As of the close of business on November 8, 2023 (the “Company Measurement Date”), (i) 12,659,197 shares of Company Common Stock (excluding treasury shares) were issued and outstanding (of which 184,413 shares are the Company Restricted Shares), (ii) 52,947,011 shares of Company Preferred Stock were issued and outstanding, (iii) 9,317,290 Company Options were issued and outstanding, and (iv) no shares of Company Capital Stock were held by the Company in its treasury. Except as set forth above in this Section 4.2(a) or Section 4.2(a) of the Company Disclosure Letter, all outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above in this Section 4.2(a) and Section 4.2(b) of the Company Disclosure Letter, the Company does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above in this Section 4.2(a) and Section 4.2(a) and Section 4.2(b) of the Company Disclosure Letter and except for changes since the close of business on the Company Measurement Date resulting from the exercise of any options as described above, as of the Company Measurement Date, the Company does not have any outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Restricted Shares, Company Options and other similar rights to purchase or receive shares of Company Capital Stock under the Company Equity Plan, or otherwise, and Company Warrants (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the agreement under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, the vesting status, whether the Company Stock Award is a non-statutory stock option or qualifies as an “incentive stock option” as defined in Section 422 of the Code, whether an 83(b) election was timely filed, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. The Company has made available to Parent true and complete copies of all the forms of all award agreements evidencing outstanding Company Stock Awards. The Company does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the ones issued under the Company Equity Plan. The Company is not under any obligation to issue shares of Company Capital Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the ones issued under the Company Equity Plan.

Section 4.3 Subsidiaries. The Company does not have, nor has it ever had, any Subsidiaries. The Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and adopted resolutions (i) determining that the terms of this Agreement, the Concurrent PIPE Investment, the Company Support Agreements, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock or other securities required in connection with the consummation of the Merger. Other than the Company Stockholder Approval, no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company.

Section 4.5 No Conflict; Consents and Approvals.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self- regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.6 Financial Statements.

(a) True and complete copies of the audited balance sheet of the Company as at December 31, 2022 and December 31, 2021, and the related audited statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Company Financial Statements”) and the unaudited balance sheet of the Company as at September 30, 2023 (the “Company Balance Sheet”), and the related statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to as the “Company Interim Financial Statements”), are attached hereto as Section 4.6(a) of the Company Disclosure Letter. Each of the Company Financial Statements and the Company Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since January 1, 2023, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7 No Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically and adequately accrued or reserved against in the Company Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of law) since the date of the Company Balance Sheet that are not individually or in the aggregate material to the Company, or (c) executory obligations under any Contracts to which the Company is a party and which do not result from a breach of such Contract by the Company.

Section 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Company Disclosure Letter, since the Company Balance Sheet Date until the date hereof: (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Company has conducted its business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (iii) the Company has not:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of the Company or any options, warrants, or rights to acquire any such shares or other equity interests, other than pursuant to award agreements underlying Company Stock Awards granted under the Company Equity Plan in connection with a Company service provider’s termination of service, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, other than issuances of Company Stock Awards granted to Company service providers under the Company Equity Plan;

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law.

Section 4.9 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or, to the Company’s knowledge, any basis therefore) pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its properties or assets, or any present or former officer, director or employee of the Company in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek injunctive or other non- monetary relief. Neither the Company nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10 Compliance with Laws. The Company is and has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. The Company has not received, as of the three (3) years immediately preceding the date hereof, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties, assets or Company Products (as defined below). The Company has in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals of all Governmental Entities necessary and required for it to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted (collectively, “Permits”), except where such failure would not reasonably be expected to result in a Material Adverse Effect.

Section 4.11 Health Care Regulatory Matters. Except as set forth in Section 4.11 of the Company Disclosure Letter:

(a) The Company, and to the knowledge of the Company, each of its directors, officers, management employees, agents (while acting in such capacity for the Company), contract manufacturers, suppliers, and distributors (only to the extent each such contract manufacturer, supplier, or distributor is acting for the Company) are, and at all times prior hereto were, in material compliance with all health care laws to the extent applicable to the Company or any of its Company Products or activities, including, but not limited to the following: the Federal Food, Drug & Cosmetic Act (“FDCA”); the Public Health Service Act (42 U.S.C. § 201 et seq.), the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn);

the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the anti-fraud provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations promulgated pursuant to such laws; and any other state, federal or ex-U.S. laws, or regulations governing the manufacturing, development, testing, labeling, advertising, marketing or distribution of drug and device products, kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, or any other aspect of providing health care, products or services, to the extent applicable to the Company, but in each case excluding Company Privacy Laws (“Health Care Laws”). To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b) The Company is not a party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c) All applications, notifications, submissions, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under applicable Health Care Laws, including drugs or biological candidates, medical devices, compounds or medical products being researched, tested, stored, developed, labeled, manufactured, packaged, imported, exported and/or distributed by the Company as applicable (“Company Products”), including, without limitation, investigational new drug applications and investigational device exemptions, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, or reports have been submitted to the FDA or other Governmental Entity. The Company does not have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under applicable Health Care Laws.

(d) All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company in respect of a Company Product for submission to the FDA or other Governmental Entity have been, and if still pending are being, conducted in material compliance with applicable research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314 and 812. No clinical trial conducted by or on behalf of the Company has been conducted using any clinical investigators who have been disqualified by FDA or similar Governmental Entities. No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion due to a safety concern or non-compliance with applicable Health Care Law, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e) All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company have been and are being conducted in material compliance with all Permits under applicable Health Care Laws and all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for drug products at 21 C.F.R. Parts 210 and 211, the Quality System (QS) regulations at 21 C.F.R. Part 820 and all comparable foreign regulatory requirements of any Governmental Entity.

(f) The Company has not received any written communication that alleges violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any adverse action by a Governmental Entity relating to any Health Care Laws. All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 4.11(f) of the Company Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(g) There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Company Products required or requested by a Governmental Entity, or other notice of adverse action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products or any serious adverse events relating to the Company Products that have been reported to FDA or other Governmental Entity (“Safety Notices”). All Safety Notices listed in Section 4.11(g) of the Company Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(h) Except as set forth in Section 4.11(h) of the Company Disclosure Letter, there are no unresolved Safety Notices, and to the knowledge the Company, there are no facts or circumstances that would be reasonably likely to result in a Safety Notice with respect to the Company Products or a termination or suspension of developing and testing of any of the Company Products.

(i) Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent or misleading statement of material fact to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission of a material fact, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j) All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k) Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Company Products are sold or intended to be sold.

(l) Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has been convicted of any crime or engaged in any prohibited conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar Law applicable in other jurisdictions in which the Company Products are sold or intended to be sold. Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 4.12 Benefit Plans.

(a) “Company Plans” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, employee loans, vacation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, sponsored, maintained, or contributed to (or required to be contributed to), by the Company for the benefit of any current or former employee or other individual service provider of the Company (or such employee or other individual service provider’s dependents) or with respect to which the Company has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. The Company has provided or made available to Parent a current, accurate and complete copy of each material Company Plan, or if such material Company Plan is not in written form, a written summary of all of the material terms of such material Company Plan. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) all documents embodying or governing such Company Plan and any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company concerning the extent of the benefits provided under a Company Plan, (iv) all non-routine correspondence to and from any governmental agency, and (v) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) nondiscrimination testing results and (D) actuarial valuation reports.

(b) Neither the Company nor any member of its “Controlled Group” (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Company Plans:

(i) each Company Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Company since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Company that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iii) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iv) none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company or any members of its Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v) each Company Plan is subject exclusively to United States Law; and

(vi) the execution and delivery of this Agreement, the Company Stockholder Approval, and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d) The Company is not a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company is a party or by which the Company is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Company Plan) so that no amount paid or payable pursuant to any such Company Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

(f) No Company Plan provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

Section 4.13 Labor and Employment Matters.

(a) The Company is, and for the three (3) years immediately preceding the date hereof has been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans.

For the last three (3) years immediately preceding the date hereof, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company by employees.

(b) No employee of the Company is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company. Except as would not be material, there are no (i) unfair labor practice charges or complaints against the Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representations, claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company that arose out of or under any collective bargaining agreement.

(c) To the knowledge of the Company, no current officer of the Company intends, or is expected, to terminate such individual’s employment relationship with such entity in connection with or as a result of the transactions contemplated hereby.

(d) For the three (3) years immediately preceding the date hereof, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. Except as would not be material, the Company currently properly classifies and, for the last three (3) years immediately preceding the date hereof has properly classified (i) its employees as exempt or non-exempt in accordance with applicable overtime laws, and (ii) its independent contractors in accordance with applicable Law.

(e) Except as set forth on Section 4.13(e) of the Company Disclosure Letter, with respect to any current employee, or officer of the Company, there have been no Actions against the Company pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current employee or officer of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter or with respect to any Company Plan (which subject is addressed in Section 4.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company is a party.

(g) For the three (3) years immediately preceding the date hereof, (i) other than non-material concerns raised in the ordinary course of business, no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company or any of their respective current directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) the Company has not entered into any settlement agreement for which outstanding obligations remain related to allegations of sexual harassment, discrimination or other misconduct by any of their directors or officers described in clause (i) hereof.

(h) The Company is and has at all relevant times been in compliance with (i) COVID-19 related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and any other applicable COVID-19 related leave Law, whether state, local or otherwise.

Section 4.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company has conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) the Company has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company under applicable Environmental Laws; (iv) the Company has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or as a result of any operations or activities of the Company at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company under any Environmental Law; and (vi) the Company nor any of its properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water,

groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 4.15 Taxes.

(a) The Company has (i) filed all material income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material Taxes not yet due and payable by the Company as of the date of the Company Balance Sheet have been, in all respects, properly accrued in accordance with GAAP on the Company Financial Statements, and such Company Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by the Company through the date of such financial statements. Since the date of the Company Financial Statements, the Company has not incurred, individually or in the aggregate, any material liability for Taxes outside the ordinary course of business consistent with past practice.

(c) The Company has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d) No material audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of the Company are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of the Company, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against the Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Subject to exceptions as would not be material, the Company has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) The Company has not engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(g) The Company (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation which is a customary commercial agreement obligation entered into in the ordinary course of business with vendors, lessors, lenders or the like the primary purpose of which is unrelated to Taxes (each, an “Ordinary Course Agreement”); (ii) has never been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has no liability for the Taxes of any Person (other than the Company) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than any Ordinary Course Agreement) or otherwise by operation of Law; or (iv) is not or has not been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to the Company which rulings remain in effect.

(i) The Company will not be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the Company Balance Sheet or received in the ordinary course of business since the date of the Company Balance Sheet (v) to the Company’s knowledge, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) There are no liens for Taxes upon any of the assets of the Company other than Liens described in clause (i) of the definition of Permitted Liens.

(k) The Company has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) The Company has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Company does not currently file a Tax Return of a certain type or pay Taxes of a certain type that the Company is or may be subject to taxation by such jurisdiction of such type.

(n) There are no outstanding shares of company stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) for which a valid election under Section 83(b) of the Code has not been made.

(o) To the Company’s knowledge, the Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p) The Company has not taken, or failed to take, any action nor knows of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

For purposes of this Section 4.15, where the context permits, each reference to the Company shall include a reference to any person for whose Taxes the Company is liable under applicable Law.

Section 4.16 Contracts.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth each contract that, as of the date of this Agreement, that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the Company (assuming the Company were subject to the requirements of the Exchange Act) (all such contracts, in addition to those set forth in Section 4.16(b) of the Company Disclosure Letter, but excluding any Company Plans, “Material Contracts”).

(b) Section 4.16(b) of the Company Disclosure Letter lists the following contracts, in effect as of the date of this Agreement, which involve payment or receipt by the Company in excess of $1,000,000 in the aggregate, which for the purposes of this Agreement shall be considered Material Contracts:

(i) each Contract relating to any agreement of indemnification or guaranty not entered into in the ordinary course of business;

(ii) each Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Company to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Surviving Company’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision in favor of a third party, or (D) any non-solicitation provision applicable to the Company, in the case of the foregoing clause (D), which are material to the Company, taken as a whole;

(iii) each Contract relating to capital expenditures and requiring payments after the date of this Agreement pursuant to its express terms and not cancelable without penalty;

(iv) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Person;

(v) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Liens with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(vi) (A) any Contract involving supply or distribution (identifying any that contain exclusivity provisions), (B) any Contract involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any Contract involving a dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other Contract currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any Contract pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Contracts entered into in the ordinary course of business;

(vii) each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the transactions contemplated hereby;

(viii) each Contract relating to leases of real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company; and

(ix) any other Contract that is not terminable at will (with no penalty or payment) by the Company, and that is material to the business or operations of the Company.

(c) (i) Each Material Contract is valid and binding on the Company, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; and (ii) as of the date of this Agreement, the Company has not receive any written notice of any material default under any Material Contract by the Company or of any event or condition that has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto. Except as set forth in Section 4.16 of the Company Disclosure Letter, there are no Company Material Contracts that are not in written form.

Section 4.17 Insurance. The Company is covered by valid and currently effective insurance policies issued in favor of the Company that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. The Company has made available true and complete copies of all material insurance policies issued in favor of the Company, or pursuant to which the Company is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) as of the date of this Agreement, the Company has not received written notice that it is in breach or default, or that it has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. To the knowledge of the Company, no cancellation or termination of any such policy will result from the consummation of the transactions contemplated hereby.

Section 4.18 Properties.

(a) The Company has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) Liens for Taxes and assessments not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted (“Permitted Liens”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company is in good working order (reasonable wear and tear excepted).

(b) The Company is in compliance with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Section 4.18(c) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property owned by the Company and (ii) all real property leased for the benefit of the Company.

(d) This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.

Section 4.19 Intellectual Property.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all of the following that are owned by or licensed to the Company: (i) material patents and patent applications; (ii) material trademark registrations and applications; (iii) material copyright registrations and applications, in each case owned by the Company ((i)-(iii), collectively, “Material Company Registered IP”) and (iv) a true and complete list of all domain names. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (A) all of the Material Company Registered IP owned by the Company, and with respect to Material Company Registered IP not owned by the Company, to the actual knowledge of the Company, is subsisting, (B) any Material Company Registered IP that is registered or issued is, to the knowledge of the Company, valid and enforceable, (C) as of the date of this Agreement, Company has not received written notice that (x) any such Material Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Material Company Registered IP, or (y) any such action is threatened with respect to any of the Material Company Registered IP and (D) all Material Company Registered IP owned by the Company is owned exclusively by the Company, free and clear of any and all Liens (other than Permitted Liens), and any Material Company Registered IP not owned by the Company is, to the knowledge of the Company, free and clear of any and all Liens (other than Permitted Liens).

(b) Section 4.19(b) of the Company Disclosure Letter accurately identifies (i) all contracts pursuant to which any material Intellectual Property is licensed to the Company (other than (A) any generally commercially available software and Intellectual Property associated with such software, in each case that is licensed on a non-exclusive basis to the Company, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof).

(c) Section 4.19(c) of the Company Disclosure Letter accurately identifies each Company contract pursuant to which any Person has been granted any license (or option to license) or covenant not to sue under, or otherwise has received or acquired any right or interest in, any Material Company Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Material Company Registered IP licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Company’s benefit).

(d) To the knowledge of Company, the Company Registered IP constitutes all Intellectual Property necessary for Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non- infringement of Intellectual Property.

(e) The Company has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of the Company, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(f) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the businesses of the Company, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Company, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) the Company has not received any written notice or claim asserting or suggesting that such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, and (iii) to the knowledge of the Company, no Person is infringing, misappropriating, or diluting in any material respect any Company Registered IP.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, in the three (3) years immediately preceding the date hereof: (i) the Company has taken commercially reasonable steps designed to protect the confidentiality and security of the computer and information technology systems used by the Company (the “IT Systems”) and the information stored or contained therein or transmitted thereby and (ii) to the knowledge of the Company, there has been no unauthorized or improper use, loss, access, or transmittal, of such information in the possession or control of the Company.

(h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, in the three (3) years immediately preceding the date hereof: (i) to the knowledge of the Company, the Company has complied in all material respects with all Laws relating to privacy and data protection applicable to the collection, retention, protection, and use of information that alone or in combination with other information can be used to identify an individual (“Personal Information”) by the Company (collectively, “Company Privacy Laws”), (ii) no claims by or before any Governmental Entity have been asserted or, to the knowledge of the Company, have been threatened in writing against the Company alleging a violation of any applicable Company Privacy Laws, and (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any applicable Company Privacy Laws; and (iv) the Company has taken commercially reasonable steps designed to protect any Personal Information collected, retained or used by the Company against unauthorized or improper use, loss, access, or transmittal.

(i) To the knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Material Company Registered IP, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to the Material Company Registered IP.

(j) Except as set forth on Section 4.19(j) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the rights or obligations of the Company under any agreement under which the Company grants to any Person, or any Person grants to the Company, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Company, including any of the agreements listed in Section 4.19(b) or Section 4.19(c) of the Company Disclosure Letter.

Section 4.20 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Surviving Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.21 No Rights Plan. There is no stockholder rights plan, “poison pill” anti- takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.22 Related Party Transactions. Except as set forth on Section 4.22 of the Company Disclosure Letter, since October 1, 2020 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the Affiliates of the Company, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company were subject to the requirements of the Exchange Act).

Section 4.23 Certain Payments. Neither the Company nor, to the knowledge of the Company, any of its directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.24 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 4.24 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, or following the Effective Time, Parent is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and any Person identified on Section 4.24 of the Company Disclosure Letter pursuant to which such Person could be entitled to any payment from the Company relating to the transactions contemplated hereby.

Section 4.25 Subscription Agreement. To the knowledge of the Company, the Subscription Agreement has not been amended or modified in any manner prior to the date of this Agreement. Neither the Company nor, to the knowledge of the Company, its Affiliates has entered into any agreement, side letter or other arrangement relating to the Concurrent PIPE Investment other than as set forth in the Subscription Agreement. To the knowledge of the Company, the respective obligations and agreements contained in the Subscription Agreement have not been withdrawn or rescinded in any respect. To the knowledge of the Company, the Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of each party thereto (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). To the knowledge of the Company, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default under the Subscription Agreement on the part of any party thereto. To the knowledge of the Company, no party thereto will be unable to satisfy on a timely basis any term of the Subscription Agreement. There are no conditions precedent related to the consummation of the Concurrent PIPE Investment contemplated by the Subscription Agreement, other than the satisfaction or waiver of the conditions expressly set forth in Section 6 of the Subscription Agreement. To the knowledge of the Company, the proceeds of the Concurrent PIPE Investment will be made available to the Surviving Company immediately following the consummation of the Merger.

Section 4.26 No Other Representations and Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent or Merger Sub makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent (including any such projections or forecasts made available to the Company and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and the Company has not relied on any such information or any representation or warranty not set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in the Parent SEC Documents at least three Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub (x) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (y) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (y), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Parent; provided, however, that Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Parent operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, (5) any specific action taken (or omitted to be taken) by Parent at or with the express written consent of the Company or required by or expressly permitted by the terms of this Agreement, (6) a change in the stock price or trading volume of Parent Common Stock or the suspension of trading in or delisting of Parent’s securities on Nasdaq (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof) or (7) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof); provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Parent, as compared to other participants in the industries in which Parent operates.

(b) Parent has previously made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws of each of Parent and Merger Sub, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Parent or Merger Sub is in violation of any provision of their respective Certificate of Incorporation or Bylaws.

(c) Except with respect to the extent relating to the transactions contemplated by this Agreement or any other strategic alternatives, or in draft form, and except as may be redacted to preserve a privilege (including attorney-client privilege), Parent has made available to the Company true and complete copies of the minutes of all meetings of Parent’s stockholders, the Parent Board, and each committee of the Parent Board held since January 1, 2021.

Section 5.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.00001 per share, of Parent (the “Parent Preferred Stock”). As of the close of business on November 9, 2023 (the

“Measurement Date”), (i) 57,996,481 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, all of which were validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and were free of preemptive rights, (ii) no shares of Parent Common Stock were held in treasury, (iii) an aggregate of 5,950,471 shares of Parent Common Stock were subject to the exercise of outstanding options to purchase shares of Parent Common Stock issued pursuant to Parent’s 2020 Stock Option and Grant Plan or 2021 Stock Option and Incentive Plan (together, the “Parent Equity Plans”) (the “Parent Options”), (iv) no shares of Parent Preferred Stock were issued and outstanding or held in treasury, and (v) an aggregate of 820,307 shares of restricted stock of Parent outstanding that were issued pursuant to the Parent Equity Plans. Except as set forth above in this Section 5.2(a), Parent does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth above in this Section 5.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of any options as described above, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in the preceding clause (C), or (E) obligations of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or of which Parent has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent.

(b) Section 5.2(b) of the Parent Disclosure Letter sets forth a correct and complete list of all outstanding Parent Options, including, with respect to each Parent Option: (i) the name of the holder, (ii) number of shares of Parent Common Stock subject to each Parent Option, (iii) the number of such shares that are vested or unvested, (iv) the grant date, (v) the vesting commencement date, (vi) the vesting schedule (and the terms of any acceleration thereof), (vii) the exercise price per share, (viii) whether such Parent Option was designated an “incentive stock option” under Section 422 of the Code, (ix) the post-termination exercise period, and (x) whether such Parent Option was granted with an “early exercise” right in favor of the holder.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(d) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

Section 5.3 Subsidiaries. Other than Merger Sub, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 5.4 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the issuance of the shares of Parent Common Stock to the holders of Company Capital Stock as Merger Consideration (the “Parent Common Stock Issuance”). The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve and consummate the Merger and the other transactions contemplated hereby, subject to (i) obtaining the approval of the Agreement and the transactions contemplated hereby, including the Merger, the Nasdaq Issuance Proposal, the Equity Plan Proposals and each of the Charter Amendment Proposals, by the holders of a majority of the votes cast for such proposals (collectively, the “Parent Stockholder Approval”) and (ii) the approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the Concurrent PIPE Investment, the Cash Dividend, and the Parent Support Agreements, (iii) determining to submit the Parent Board Recommendation to the stockholders of Parent, and (iv) determining to approve and recommend the Parent Stockholder Proposals to the stockholders of Parent as promptly as practicable after the forms of the Charter Amendment Proposals are mutually agreed to by Parent and the Company. The board of directors of Merger Sub (by unanimous written consent) has: (x) determined that the transactions contemplated hereby are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the transactions contemplated hereby and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby the transactions contemplated hereby.

(c) The Parent Stockholder Approval is the only vote of the holders of any class or series of the Parent Common Stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby, including the Parent Common Stock Issuance. Other than the Parent Stockholder Approval, no vote of the holders of any class or series of the Parent Common Stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent.

Section 5.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.5(b), any material Law or any rule or regulation of Nasdaq applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre- merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (v) any filings required under the rules and regulations of Nasdaq and (vi) such consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to be material to Parent.

Section 5.6 SEC Reports; Financial Statements.

(a) Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2023 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2023, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s principal executive officer and principal financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and principal financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to Parent’s auditors and audit committee is set forth as Section 5.6(d) of Parent Disclosure Letter.

(e) Since January 1, 2023, (i) neither Parent nor, to the knowledge of Parent, any of its directors, officers, employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Parent is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or other Parent SEC Documents.

(h) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

(i) Parent has not been and is not currently a “shell company” as defined in Section 12b-2 of the Exchange Act.

Section 5.7 No Undisclosed Liabilities. Parent does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically and adequately accrued or reserved against in the audited balance sheet of Parent as at December 31, 2022 included in the Annual Report on Form 10-K filed by Parent with the SEC on March 20, 2023, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 27, 2023 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of law) since December 31, 2022 that are not individually or in the aggregate material to Parent.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Parent Disclosure Letter, since December 31, 2022, (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, Parent has conducted their business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (iii) Parent has not:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, other than the Cash Dividend, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of Parent or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise changed, its certificate of incorporation or by-laws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 5.9 Litigation. There is no Action (or basis therefor) pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its properties or assets, or any present or former officer, director or employee of Parent in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek injunctive or other non-monetary relief. Neither Parent nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.10 Compliance with Law. Parent is and has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. Parent has not received, since January 1, 2021, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to its business, operations, properties, assets or Parent Products (as defined below). Parent has in effect all material Permits of all Governmental Entities necessary and required for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 5.11 Health Care Regulatory Matters. Except as set forth in Section 5.11 of the Parent Disclosure Letter:

(a) Parent, and to the knowledge of Parent, each of its directors, officers, management employees, agents (while acting in such capacity for Parent), contract manufacturers, suppliers, and distributors (only to the extent each such contract manufacturer, supplier, or distributor is acting for Parent) are, and at all times prior hereto were, in material compliance with all health care laws to the extent applicable to Parent or any of its products or activities, including, but not limited to the Health Care Laws, to the extent applicable to Parent. To the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b) Parent is not party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c) All applications, notifications, submissions, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity relating to products that are regulated as biologics under applicable Health Care Laws, including biological candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed, imported, exported and/or distributed by Parent (“Parent Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, or reports have been submitted to the FDA or other Governmental Entity. Parent does not have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under applicable Health Care Laws.

(d) All preclinical studies and clinical trials conducted by or, to the knowledge of Parent, on behalf of Parent in respect of a Parent Product for submission to the FDA or other Governmental Entity have been since January 1, 2018, and if still pending are being, conducted in material compliance with applicable research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314 and 812. No clinical trial conducted by or on behalf of Parent has been conducted using any clinical investigators who have been disqualified by FDA or similar Governmental Entities. Except as set forth on Section 5.11(d) of the Parent Disclosure Letter, no clinical trial conducted by or on behalf of Parent has been terminated or suspended prior to completion due to a safety concern or non-compliance with applicable Health Care Law, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Parent has placed a clinical hold order on, or otherwise terminated or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Parent Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e) All manufacturing operations conducted by or, to the knowledge of Parent, for the benefit of Parent have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations at 21 C.F.R. Parts 210-211 and Parts 600 and 610 and FDA’s Quality System (QS) regulations at 21 C.F.R. Part 820, and all comparable foreign regulatory requirements of any Governmental Entity.

(f) Parent has not received any written communication that alleges violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any adverse action by a Governmental Entity relating to any Health Care Laws. All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 5.11 of the Parent Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(g) There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Parent Products required or requested by a Governmental Entity, or other Safety Notices. All Safety Notices listed in Section 5.11(g) of the Parent Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(h) Except as set forth in Section 5.11(g) of the Parent Disclosure Letter, there are no unresolved Safety Notices, and to the knowledge Parent, there are no facts or circumstances that would be reasonably likely to result in a Safety Notice with respect to the Parent Products or a termination or suspension of developing and testing of any of the Parent Products.

(i) Neither Parent, nor, to the knowledge of Parent, any officer, employee or agent of Parent has made an untrue statement of a material fact or fraudulent or misleading statement of material fact to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its FDA Ethics Policy. None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission of a material fact, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j) All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by Parent have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k) Neither Parent nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Health Care Laws, or any other similar federal, state, or ex- U.S. law applicable in the jurisdictions in which the Parent Products are sold or intended to be sold.

(l) Neither Parent nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has been convicted of any crime or engaged in any prohibited conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar Law applicable in other jurisdictions in which the Parent Products are sold or intended to be sold. Neither Parent nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 5.12 Benefit Plans.

(a) “Parent Plans” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, employee loans, vacation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, sponsored, maintained, or contributed to (or required to be contributed to), by the Parent for the benefit of any current or former employee, or other individual service provider of Parent (or such employee or other individual service provider’s dependents) or with respect to which the Parent has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. Section 5.12(a) of the Parent Disclosure Letter contains a true and complete list of each material Parent Plan. Parent has provided or made available to the Company a current, accurate and complete copy of each material Parent Plan, or if such material Parent Plan is not in written form, a written summary of all of the material terms of such material Parent Plan. With respect to each Parent Plan, Parent has furnished or made available to the Company a current, accurate and complete copy of, to the extent applicable: (i) all documents embodying or governing such Parent Plan and any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Parent concerning the extent of the benefits provided under a Parent Plan, (iv) all non-routine correspondence to and from any governmental agency, and (v) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements (C) nondiscrimination testing results and (D) actuarial valuation reports.

(b) Neither Parent nor any member of its Controlled Group has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Parent Plans:

(i) each Parent Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of Parent since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of Parent that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;

(iii) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to Parent Plans or the assets of any of the trusts under any of Parent Plans (other than routine claims for benefits);

(iv) none of the Parent Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of Parent nor any members of its Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of Parent (either individually or to Parent employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v) each Parent Plan is subject exclusively to United States Law; and

(vi) the execution and delivery of this Agreement, the Parent Stockholder Approval, and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Parent to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d) Parent is not a party to any agreement, contract, arrangement or plan (including any Parent Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which Parent is a party or by which Parent is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Parent Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Parent Plan) so that no amount paid or payable pursuant to any such Parent Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

(f) No Parent Plan provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

Section 5.13 Labor and Employment Matters.

(a) Parent is and for the past three (3) years has been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent by employees.

(b) No employee of Parent is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent. There are no (i) unfair labor practice charges or complaints against Parent pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such representations, claims or petitions are threatened, (ii) representations, claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent that arose out of or under any collective bargaining agreement.

(c) To the knowledge of Parent, no current key employee or officer of Parent intends, or is expected, to terminate such individual’s employment relationship with Parent in connection with or as a result of the transactions contemplated hereby.

(d) During the preceding three (3) years, (i) Parent has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) Parent has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. Parent currently properly classifies and for the past three (3) years has properly classified its and their employees as exempt or non-exempt in accordance with applicable overtime laws.

(e) Except as set forth on Section 5.13(e) of the Parent Disclosure Letter, with respect to any current or former employee, officer, consultant or other service provider of Parent, there are no Actions against Parent pending, or to Parent’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Parent incurring a material liability.

(f) Except as set forth on Section 5.13(f) of the Parent Disclosure Letter or with respect to any Parent Plan (which subject is addressed in Section 5.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent is a party.

(g) Since January 1, 2021, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of Parent, threatened against Parent or any of its current or former directors, officers or senior level management employees, (ii) to the knowledge of Parent, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) Parent has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

(h) Parent is and has at all relevant times been in compliance with (i) COVID- 19 related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and any other applicable COVID-19 related leave Law, whether state, local or otherwise.

(i) Parent and Merger Sub are, and since January 1, 2021 have been, in compliance with all contractual obligations to any other Person not to solicit or not to encourage any employee, independent contractor, advisor, consultant, contractor, vendor, director, customer, or business partner of such Person to terminate or alter in any way their relationship, or not commence a relationship, with that Person. Parent and Merger Sub have not, since January 1, 2021, encouraged, aided and abetted, nor facilitated any other Person’s breach of a covenant not to solicit or a covenant not to compete.

Section 5.14 Environmental Matters.

(a) Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to Parent, (i) Parent has conducted its businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Parent or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent under applicable Environmental Laws; (iv) Parent has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Parent is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or as a result of any operations or activities of Parent at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent under any Environmental Law; and (vi) neither Parent nor any of its properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) Parent has made available all environmental site assessments, environmental audits and other material environmental documents in the Parent’s possession or control relating to the Parent or any of the Parent’s current or former properties or facilities.

Section 5.15 Taxes.

(a) Parent has (i) filed all material income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material Taxes not yet due and payable by Parent as of the date of the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Parent through the date of such financial statements. Since the date of financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, Parent has not incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice.

(c) Parent has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d) No material Tax Action with respect to Taxes or any Tax Return of Parent are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of Parent, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Parent by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Subject to exceptions as would not be material, Parent has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) Parent has not engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(g) Parent (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation other than any Ordinary Course Agreement; (ii) is not or has not been a member of a group (other than a group the common parent of which is Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has no liability for the Taxes of any Person (other than Parent) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than any Ordinary Course Agreement), or otherwise by operation of Law; or (iv) is not or has not been treated as a resident for any income

Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to Parent which rulings remain in effect.

(i) Parent will not be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, or received in the ordinary course of business since the date of such balance sheet, (v) to Parent’s knowledge, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) There are no liens for Taxes upon any of the assets of Parent other than Liens described in clause (i) of the definition of Permitted Liens.

(k) Parent has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) Parent has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) No material claim has been made in writing by any Governmental Entity in a jurisdiction where Parent does not currently file a Tax Return of a certain type or pay Taxes of a certain type that Parent is or may be subject to taxation by such jurisdiction of such type.

(n) To Parent’s knowledge, Parent has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o) Neither Parent nor Merger Sub has taken, or failed to take, any action nor knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

For purposes of this Section 5.15, where the context permits, each reference to Parent shall include a reference to any person for whose Taxes Parent is liable under applicable law.

Section 5.16 Contracts.

(a) Except for any Parent Plans (which are the subject of Section 5.12) and except as set forth in the Parent SEC Documents publicly available prior to the date of this Agreement, Parent is not a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) (all such contracts including those set forth in Section 5.16(b) of the Parent Disclosure Letter, “Parent Material Contracts”).

(b) Section 5.16(b) of the Parent Disclosure Letter lists the following contracts, which for the purposes of this Agreement shall be considered Parent Material Contracts:

(i) each Contract relating to any agreement of indemnification or guaranty not entered into in the ordinary course of business;

(ii) each Contract containing (A) any covenant limiting the freedom of the Parent, its Subsidiaries or the Surviving Company to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Surviving Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision in favor of a third party or (D) any non-solicitation provision applicable to Parent or its Subsidiaries, in the case of the foregoing clause (D) which are material to Parent or its Subsidiaries, as applicable, taken as a whole;

(iii) each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $5,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Person;

(v) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Liens with respect to any assets of the Parent or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Parent;

(vi) each Contract requiring payment by or to the Parent after the date of this Agreement in excess of $25,000 pursuant to its express terms relating to: (A) any Contract involving a dealer, distributor, joint marketing, alliance, joint venture, cooperation, research and/or development (including pre-clinical and clinical research and/or development), material transfer, services (including technical writing and consulting), manufacturing, supply, distribution or other agreement relating to the research, development, testing, labeling, manufacturing, marketing, commercialization, or distribution of any product, technology or service, or any Contract pursuant to which any Intellectual Property is developed by or for Parent or (B) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to research, develop, test, label, manufacture, market, or produce any product, service or technology of the Parent or any Contract to sell, distribute or commercialize any products or services of the Parent;

(vii) each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Parent in connection with the transactions contemplated hereby;

(viii) each Contract relating to leases of real properties with respect to which the Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries;

(ix) each Contract to which the Parent is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Parent in excess of $10,000; and

(x) any other Contract that is not terminable at will (with no penalty or payment) by the Parent, and that is material to the business or operations of the Parent.

(c) Each Parent Material Contract is valid and binding on Parent, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract; and (iii) there is no material default under any Parent Material Contract by Parent or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent received any notice of any such material default, event or condition. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto. Except as set forth in Section 5.16(c) of the Parent Disclosure Letter, there are no Parent Material Contracts that are not in written form. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to the Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

(d) Parent will terminate all Parent Material Contracts (including all statements of work, work orders, change orders, purchase orders, and any other Contract thereunder) effective no later than the Closing Date. As of such termination: (i) other than those Contracts identified in Section 5.16(d)(i) of the Parent Disclosure Letter, no party thereto or third party beneficiary thereof has or will have any right, title, or interest (including under any license grants or by exercise of any options or technology transfer rights) in or to any part of Parent Registered IP or Material Company Registered IP; (ii) other than those Contracts identified in Section 5.16(d)(ii) of the Parent Disclosure Letter, no payment under any such Parent Material Contract is or will be due or payable by Parent to any party thereto or third party beneficiary thereof (including in connection with any completed work or work-in-progress; severance costs; non-cancellable expenses or commitments; early termination penalties; termination costs; wind-down costs; royalties; or milestones); (iii) other than those Contracts identified in Section 5.16(d)(iii) of the Parent Disclosure Letter, Parent is under no obligation under such Parent Material Contracts, on its own or with any other party thereto or third party beneficiary thereof, to: (A) research, develop, manufacture, or commercialize any product or service thereunder; (B) make any regulatory filing with respect thereto or seek or obtain regulatory approval therefor; or (C) fund or commit any funding or resources, make any efforts, or prepare or submit any reports (including information reports and progress reports), with respect to any of the foregoing; and (iv) other than those Contracts identified in Section 5.16(d)(iv) of the Parent Disclosure Letter, no party thereto or third party beneficiary thereof has or will have any outstanding subscriptions, options, warrants, calls, commitments, Contracts or other rights under such Parent Material Contract to acquire or be issued, granted, delivered, sold, or cause to be issued, granted, delivered or sold, any shares of capital stock of the Parent or any of its Subsidiaries, voting securities, stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Parent or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, or equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Parent or any of its Subsidiaries.

Section 5.17 Insurance. Parent is covered by valid and currently effective insurance policies issued in favor of Parent that are customary and adequate for companies of similar size in the industries and locations in which Parent operates and that meet or exceed the aggregate coverage amounts and other insurance requirements set forth in the Parent Material Contracts. Section 5.17(i) of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Parent, or pursuant to which Parent is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) Parent is not in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. Section 5.17(ii) of the Parent Disclosure Letter sets forth, a true and complete list of all (A) active (as of the Closing Date) and (B) expired or terminated (as of the Closing Date) Parent Material Contracts that require Parent to obtain or maintain certain insurance coverages after the Closing Date.

Section 5.18 Properties.

(a) Parent has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent to conduct its businesses as currently conducted, free and clear of all Liens other than Permitted Liens. Except as would not be material to Parent, the tangible personal property currently used in the operation of the business of Parent is in good working order (reasonable wear and tear excepted).

(b) Parent has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, is not or would not be material to Parent. Parent enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, is not or would not be material to Parent.

(c) Parent nor any of its Subsidiaries owns or has ever owned any real property, nor is either party to any agreement to purchase or sell any real property. Section 5.18(c) of the Parent Disclosure Letter sets forth a list of all real property currently leased, subleased or licensed by or from the Parent or any of its Subsidiaries or otherwise used or occupied by the Parent or any of its Subsidiaries (the “Parent Facilities” ), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises, the amount and type of any security deposit, letter of credit or similar instrument required and delivered thereunder, all current and future rent (including, without limitation, base rent, additional rent, operating expenses, common area charges, taxes and utility costs) payable thereunder and an estimate of any costs that may be required by Parent or its Subsidiaries to comply with the surrender and restoration provisions of the lease, license, sublease or other occupancy right. Parent has provided the Company with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Parent Facilities, including all notices exercising any extension or expansion rights thereunder and amendments, terminations, consents, subordination, non-disturbance and attornment agreements, estoppel certificates and other modifications thereof (the “Parent Lease Agreements” ). All such Parent Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Parent Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Parent or any of its Subsidiaries, or to the Parent’s Knowledge, any other party thereto. The execution and delivery of this Agreement by the Parent does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Parent or any of its Subsidiaries or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Parent Lease Agreements, or otherwise adversely affect the continued use and possession of the Parent Facilities for the conduct of business as presently conducted.

(d) Section 5.18(d) of the Parent Disclosure Letter sets forth a list of all subleases, licenses or other agreements for the use or occupancy by any other parties of the Parent Facilities (the “Parent Subleased Premises” ), the name of the sublessee, licensee or other occupant, the date and term of the sublease, license or other occupancy right and each amendment thereto, the size of the subleased or licensed premises, the amount and type of any security deposit, letter of credit or similar instrument required and delivered thereunder and all current and future rent (including, without limitation, base rent, additional rent, operating expenses, common area charges, taxes and utility costs) payable by the sublessee, licensee or other occupant thereunder. Parent has provided the Company with true, correct and complete copies of all subleases, licenses, agreements for the subleasing, use or occupancy of, or otherwise granting a right in or relating to the Parent Subleased Premises, including all notices exercising any extension or expansion rights thereunder and amendments, terminations, consents, subordination, non-disturbance and attornment agreements, estoppel certificates and other modifications thereof (the “Parent Sublease Agreements” ). All such Parent Sublease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Parent Sublease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Parent or any of its Subsidiaries, or to the knowledge of Parent, any other party thereto.

(e) The Parent and each of its Subsidiaries has performed all of its obligations under any agreements related to the termination, release of liability, reduction of liability or mitigation of liability with respect to any Parent Lease Agreement or any other leases of real property that are no longer in effect (the “Parent Lease Mitigation Agreements” ).

(f) The Parent Facilities are in good operating condition and repair. Neither the Parent nor any Subsidiary is required to pay for or perform (or reasonably expects to be required to pay for or perform) any material maintenance, repair or replacements obligations under any Parent Lease Agreement, including, without limitation, the payment for or performance of any alterations or improvements to cause the Parent Facilities to comply with applicable Law. To the Parent’s Knowledge, the Parent Facilities do not violate any Law relating to such property or operations thereon. Except as set forth on Section 5.18(f) of the Parent Disclosure Letter, neither the Parent nor any Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions. Neither the Parent nor any of its Subsidiaries owes any commissions or other similar fees with respect to any of the Parent Facilities, Parent Lease Agreements, Parent Sublease Agreements or Parent Lease Mitigation Agreements.

(g) This Section 5.18 does not relate to intellectual property, which is the subject of Section 5.19.

Section 5.19 Intellectual Property.

(a) Section 5.19(a) of the Parent Disclosure Letter sets forth a true and complete list of all of the following that are owned by or licensed to Parent: (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications ((i)-(iii), collectively, “Material Parent Registered IP”) and a true and complete list of all domain names. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (A) all of the Material Parent Registered IP owned by Parent, and with respect to Material Parent Registered IP not owned by Parent, to the knowledge of Parent, is subsisting, (B) any Material Parent Registered IP that is registered or issued is, to the knowledge of Parent, valid and enforceable, (C) as of the date of this Agreement, Parent has not received written notice that (x) any such Material Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Material Parent Registered IP, or (y) any such action is threatened with respect to any of the Material Parent Registered IP, (D) all Material Parent Registered IP owned by Parent is owned exclusively by Parent, free and clear of any and all Liens (other than Permitted Liens), and any Material Parent Registered IP not owned by Parent is, to the knowledge of Parent, free and clear of any and all Liens (other than Permitted Liens), and (E) all patents or patent applications in the Parent Owned IP that are not Material Parent Registered IP are free and clear of any and all Liens (other than Permitted Liens).

(b) Section 5.19(b) of the Parent Disclosure Letter accurately identifies (i) all Contracts pursuant to which any material Intellectual Property is licensed to Parent (other than (A) any generally commercially available software and Intellectual Property associated with such software, in each case that is licensed on a non-exclusive basis to Parent, (B) any Intellectual

Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Parent and its employees in Parent’s standard form thereof).

(c) Section 5.19(c) of the Parent Disclosure Letter accurately identifies each Contract pursuant to which any Person has been granted any license (or option to license) under, or otherwise has received or acquired, any Material Parent Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Material Parent Registered IP licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Company’s benefit), in each case that is exercisable by such Person after the Closing Date.

(d) Parent has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of Parent, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(e) Except as set forth on Section 5.19(e) of the Parent Disclosure Letter, or has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) to the knowledge of Parent, the conduct of the businesses of Parent, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) Parent has not received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, (iii) no claims have been asserted related to the correspondences set forth in Section 5.19(e) of the Parent Disclosure Letter and no circumstances exist that would give rise to such claims, and (iv) to the knowledge of Parent, no Person is infringing, misappropriating, or diluting in any material respect any Parent Registered IP.

(f) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, in the three (3) years immediately preceding the date hereof: (i) Parent has taken commercially reasonable steps designed to protect the confidentiality and security of the computer and information technology systems used by Parent (the “Parent IT Systems”) and the information stored or contained therein or transmitted thereby, (ii) to the knowledge of Parent, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information in the possession or control of Parent.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) in the three (3) years immediately preceding the date hereof, to the knowledge of Parent, Parent has complied in all material respects with all Laws relating to privacy and data protection applicable to the collection, retention, and use by Parent of Personal Information (“Parent Privacy Laws”), (ii) no claims by or before any Governmental Entity have been asserted or, to the knowledge of Parent, have been threatened in writing against Parent alleging a violation of any applicable Parent Privacy Laws, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Parent Privacy Laws and (iv) Parent has taken commercially reasonable steps designed to protect any Personal Information collected, retained or used by Parent against unauthorized or improper use, loss, access or transmittal.

(h) To the knowledge of Parent, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Material Parent Registered IP, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Parent, any claim or right in or to such Material Parent Registered IP.

(i) Except as set forth on Section 5.19(i) of the Parent Disclosure Letter, the execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of (other than as a result of a termination by Parent that is required under Section 5.16(d)), or give rise to any right of any third party to terminate or modify any of Parent’s rights or obligations under any agreement under which Parent grants to any Person, or any Person grants to Parent, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Parent, including any of the agreements listed in Section 5.19(b) or Section 5.19(c) of the Parent Disclosure Letter.

Section 5.20 Related Party Transactions. For the three (3) years preceding the date hereof, through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent, on the one hand, and the Affiliates of Parent, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 5.21 Certain Payments. Neither Parent nor, to the knowledge of Parent, any of its directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.22 Brokers. No broker, investment banker, financial advisor or other Person, other than Leerink Partners LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has furnished to Company a true and complete copy of any Contract between Parent and Leerink Partners LLC pursuant to which Leerink Partners LLC could be entitled to any payment from Parent relating to the transactions contemplated hereby.

Section 5.23 Opinion of Financial Advisor. Parent Board has received the opinion of Leerink Partners LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company. Parent will make available to the Company a signed copy of such opinion as soon as possible following the date of this Agreement.

Section 5.24 State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the Certificate of Incorporation or Bylaws of Parent applicable to Parent is, or at the Effective Time will be, applicable to this Agreement, the Merger, the Parent Common Stock Issuance, or any of the other transactions contemplated hereby. The Parent Board and the Merger Sub board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Parent Support Agreements and to the consummation of the transactions contemplated by this Agreement or the Parent Support Agreements.

Section 5.25 Subscription Agreement. The Subscription Agreement has not been amended or modified in any manner prior to the date of this Agreement. Neither Parent nor, to the knowledge of Parent, any of its Affiliates, has entered into any agreement, side letter or other arrangement relating to the Concurrent PIPE Investment other than as set forth in the Subscription Agreement. The respective obligations and agreements contained in the Subscription Agreement have not been withdrawn or rescinded in any respect. The Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, of each party thereto (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent, or to the knowledge of Parent, any other party thereto, under the Subscription Agreement. To the knowledge of Parent, no party thereto will be unable to satisfy on a timely basis any term of the Subscription Agreement. There are no conditions precedent related to the consummation of the Concurrent PIPE Investment contemplated by the Subscription Agreement, other than the satisfaction or waiver of the conditions expressly set forth in Section 6 of the Subscription Agreement. To the knowledge of Parent, the proceeds of the Concurrent PIPE Investment will be made available to the Surviving Company immediately following the consummation of the Merger.

Section 5.26 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company or any other Person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent, Merger Sub or any of their respective Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company (including any such projections or forecasts made available to Parent, Merger Sub or any of their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and none of Parent or Merger Sub has relied on any such information or any representation or warranty not set forth in Article IV.

ARTICLE VI

COVENANTS

Section 6.1 Operation of Parent’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Parent Material Contracts.

(b) Notwithstanding anything to the contrary herein, Parent shall use reasonable best efforts to file with the SEC the Parent Form 10-K, including all required audited financial statements in connection therewith, which such efforts shall include, for the avoidance of doubt, expending any resources necessary to maintain or obtain employees, contractors, advisors, auditors or other service providers that are advisable or necessary to make such filing on a timely basis. Such filing shall be in form and substance and in full compliance with, and within the time period required by, applicable Law, and, in the event Closing occurring following December 31, 2023, prior to the Closing.

(c) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(c) of the Parent Disclosure Letter, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Parent or any of its Subsidiaries);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Restricted Stock Awards as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger,

consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated hereby;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) (A) lend money to any Person (other than routine advances to employees of Parent or its Subsidiaries in the ordinary course of business and consistent with past practice, pursuant to Parent Plans), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

(vi) other than as required by applicable Law or the terms of any Parent Plan in effect as of the date of this Agreement: (A) adopt, establish or enter into any Parent Plan, including, for the avoidance of doubt, any equity award plans, (B) cause or permit any Parent Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire any officer, employee or consultant;

(vii) enter into any material transaction outside the ordinary course of business consistent with past practice;

(viii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Lien with respect to such assets or properties;

(ix) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; or adopt or change any material accounting method in respect of Taxes;

(x) waive, settle or compromise any pending or threatened Action against Parent or any of its Subsidiaries;

(xi) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;

(xii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xiii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent Registered IP;

(xiv) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xv) except as set forth in Section 5.16(d), enter into, amend, terminate, or waive any material option or right under, any Parent Material Contract;

(xvi) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, exercise any extension or expansion right under or violate or terminate any of the terms of any Parent Lease Agreements, Parent Sublease Agreements or Parent Lease Mitigation Agreements;

(xvii) (A) materially change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of its Subsidiaries;

(xviii) other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

(xix) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(d) Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 6.1), Parent may engage in the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) and/or winding down of, and/or the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any Parent Legacy Assets (each, an “Parent Legacy Transaction” ); provided, however, that to the extent any Parent Legacy Transaction (A) results in any obligations of or adverse consequences to Parent or its Subsidiaries that could extend beyond Closing, (B) contemplates that any consideration paid in respect thereof is in anything other than immediately available cash, or (C) otherwise interferes with or delays in any manner the ability of Parent to perform its obligations under this Agreement or timely consummate the transactions contemplated hereby Parent shall procure prior written consent of the Company prior to entering into any Parent Legacy Transaction, which consent will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, Parent (i) shall permit the Company and its counsel to review and comment on the transaction documents related to the Parent Legacy Transaction; (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not sign any agreements, contracts or other definitive documents (not including term sheets or letters of intent) related to Parent Legacy Transaction without first providing the Company and its counsel the opportunity to exercise their rights under clauses (i) and (ii) above.

Section 6.2 Operation of Company’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, including the Subscription Agreement or a Permitted Stock Purchase Agreement, (ii) as set forth in Section 6.2(b) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Company Capital Stock from terminated employees, directors or consultants of the Company in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to the Company);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Company Capital Stock issued upon the valid exercise or settlement of outstanding Company Options), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than the grant of Company Options under the Company Equity Plan in the ordinary course of business and consistent with past practice);

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated hereby;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) (A) lend money to any Person (other than routine advances to employees of the Company in the ordinary course of business and consistent with past practice, pursuant to Company Plans), (B) incur or guarantee any material indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any material capital expenditure or commitment;

(vi) enter into any material transaction for more than $1,500,000 in excess of the amount provided for the Company’s forecasted operating budget, which budget is set forth on Section 6.2(b)(vi) of the Company Disclosure Letter (the “Company Budget” );

(vii) other than in the ordinary course of business or as contemplated by the Company Budget, acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its material assets or properties, or grant any Lien with respect to such assets or properties;

(viii) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; or adopt or change any material accounting method in respect of Taxes;

(ix) waive, settle or compromise any pending or threatened Action against the Company, other than waivers, settlements or agreements (A) for an amount not in excess of $500,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company, taken as a whole, or any equitable relief on, or the admission of wrongdoing by the Company;

(ix) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;

(x) forgive any material loans to any Person, including its employees, officers, directors or Affiliate;

(xi) sell, assign, transfer, license, sublicense or otherwise dispose of any material Intellectual Property of the Company (other than in the ordinary course of business and consistent with past practice);

(xii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy, in each case, without obtaining commercially reasonable alternatives;

(xiii) other than in the ordinary course of business, (A) materially change pricing or royalties or other payments set or charged by the Company to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to the Company; or

(xiv) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such party’s Representatives to: (a) provide the other party and such other party’s Representatives with reasonable access during normal business hours to such party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries, (b) provide the other party and such other party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data and other documents and information relating to such party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such party and its Subsidiaries as the other party may reasonably request, (c) permit the other party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such party responsible for such party’s financial statements and the internal controls of such party to discuss such matters as the other party may deem necessary and (d) make available to the other party copies of any material notice, report or other document filed with or sent to or received from any Governmental Entity in connection with the transactions contemplated hereby. Any investigation conducted by either Parent or the Company pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party.

(b) Notwithstanding anything herein to the contrary in this Section 6.3, no access or examination contemplated by this Section 6.3 shall be permitted to the extent that it would require any party or its Subsidiaries (i) to waive the attorney-client privilege or attorney work product privilege, (ii) violate any applicable Law or (iii) breach such party’s confidentiality obligations to a third party; provided, that such party or its Subsidiary (A) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver,

(B) shall provide to the other party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), (C) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other party in order that all such information may be provide to the other party without causing such violation or waiver, and (D) in the case of subsection (iii) above, upon the other party’s reasonable request, such party shall use its reasonable efforts to obtain such third party’s consent to permit such other party access to such information, subject to appropriate confidentiality protections.

Section 6.4 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its

Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any nonpublic information regarding such party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 7.2 and Section 7.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction, (vi) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry or (vii) publicly propose to do any of the following; provided, however, that, notwithstanding anything contained in this Section 6.4 and subject to compliance with this Section 6.4, prior to obtaining the Parent Stockholder Approval, Parent may furnish nonpublic information regarding Parent and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which the Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Parent nor any Representative of Parent shall have breached this Section 6.4 in any material respect, (B) the Parent Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to constitute a violation of the Parent Board’s fiduciary duties under applicable Law, (C) at least one (1) Business Day prior to initially furnishing any such nonpublic information to, or enter into discussions with, such Person, (D) Parent receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least one (1) Business Day prior to furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any Representative of such party takes any action that, if taken by such party, would constitute a breach of this Section 6.4 by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 6.4 by such party for purposes of this Agreement.

(b) If any party or any Representative of such party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than one (1) Business Day after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such party shall keep the other party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such person as soon as reasonably practicable after the date of this Agreement.

Section 6.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated hereby, (b) any Action against or involving or otherwise affecting such party or its Subsidiaries is commenced, or, to the knowledge of such party, threatened against such party or, to the knowledge of such party, any director, officer or employee of such party, (c) such party becomes aware of any inaccuracy in any representation or warranty made by such party in this Agreement or (d) the failure of such party to comply with any covenant or obligation of such party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VIII, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Article VIII has been satisfied. Any failure by either party to provide notice pursuant to this Section 6.5 shall not be deemed to be a breach for purposes of Section 8.2(b) and Section  8.3(b), as applicable, unless such failure to provide such notice was knowing and intentional.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, (i) Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholders Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued by virtue of the Merger. Parent shall use its reasonable best efforts to (i) cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests of the SEC or its staff relating to the Registration Statement. Parent shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of the parties shall reasonably cooperate with the other party and furnish all information concerning itself and their Affiliates, as applicable, to the other parties that is required by law to be include in the Registration Statement as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement.

(b) Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company, concerning itself, to Parent for inclusion in the Registration Statement (including the Company Interim Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other party or any of their Representatives regarding such other party or its Affiliates for inclusion therein.

(c) Parent shall cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(d) If at any time before the Effective Time (i) any party (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement; then, in each case such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Parent stockholders) or otherwise addressing such SEC request or comments and each party shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Parent shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Common Stock issuance in connection with the Merger for offering or sale in any jurisdiction, or

(3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

(e) The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Without limiting the Company’s obligations in Section 7.1(a), the Company will use commercially reasonable efforts to cause to be delivered to Parent a letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(f) The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Registration Statement will be made by Parent, in each case, without the prior consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(g) As promptly as reasonably practicable following the date of this Agreement the Company will use commercially reasonable efforts to furnish to Parent audited financial statements for each of its fiscal years required to be included in the Form S-4 (the “Company Audited Financial Statements”) and the Company will use commercially reasonable efforts to furnish to Parent unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Unaudited Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto).

Section 7.2 Company Stockholder Approval.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act and the prospectus related thereto has been filed and distributed, and in any event no later than two (2) Business Days thereafter, the Company shall solicit for approval the Company Stockholder Approval. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the transaction contemplated herein.

(b) Reasonably promptly following receipt of the Company Stockholder Approval, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute a written consent with respect to the Company Stockholder Approval. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and (ii) provide the stockholders of the Company to whom it is sent with notice of the availability of appraisal rights and notice of the actions taken in the Company Stockholder Approval, including the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Sections 228(e) and 262 of the DGCL and the organizational documents of the Company. Parent and its counsel shall be given reasonable opportunity to review and comment on all materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 7.2(b).

(c) The Company agrees that, subject to Section 7.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the transactions contemplated hereby and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 7.2(a) (the recommendation of the Company board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in manner adverse to Parent or to adopt, approve or recommend (or publicly adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in Section 7.2(c), and subject to compliance with Section 6.4 and 7.2, at any time prior to the receipt of the Company Stockholder Approval, (i) the Company receives a bona fide written Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of the Company that occurs or arises after the date of this Agreement (a “Company Intervening Event” ), the Company Board may make a Company Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Company Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) the Company has, and has caused its financial advisors and outside legal counsel to, during the Company Notice Period, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Parent desires to negotiate) and (3) if after Parent shall have delivered to the Company an irrevocable written offer to alter the terms or conditions of this Agreement during the Company Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Company Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Parent with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Company Intervening Event, the Company promptly notifies Parent, in writing, within the Company Notice Period before making a Company Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Company Board intends to make a Company Board Adverse Recommendation Change.

Section 7.3 Parent Stockholders’ Meeting.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholder Meeting”) to present one or more proposals to the stockholders in order to obtain the Parent Stockholder Approval, including the Nasdaq Issuance Proposal, Equity Plan Proposal and the Charter Amendment Proposals, and such other proposals that Parent and the Company may mutually agree upon (the “Parent Stockholder Proposals”). The Parent Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Stockholder Approvals, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments. If on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, the parties are unable to negotiate an agreed upon determination of Net Cash or pursuant to Section 3.7, Parent will postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

(b) Parent agrees that, subject to Section 7.3(c), (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Proposals and shall solicit such approval within the timeframe set forth in Section 7.3(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Proposals (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”) and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Parent Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 7.3(b), and subject to compliance with Section 6.4 and Section 7.3, at any time prior to the approval of the Parent Stockholder Proposals by the Parent Stockholder Approval, (i) Parent receives a bona fide written Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement (a “Parent Intervening Event”), the Parent Board may make a Parent Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Parent Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) Parent has, and has caused its financial advisors and outside legal counsel to, during the Parent Notice Period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent the Company desires to negotiate) and (3) if after the Company shall have delivered to Parent an irrevocable written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least four (4) Business Days in advance of the Parent Board Adverse Recommendation Change (the “Parent Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Parent’s stockholders would receive as a result of such potential Superior Offer),

Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Parent Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.3(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Parent Intervening Event, Parent promptly notifies the Company, in writing, within the Parent Notice Period before making a Parent Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Parent Intervening Event and that the Parent Board intends to make a Parent Board Adverse Recommendation Change.

(d) Parent’s obligation to call, give notice of and hold the Parent Stockholder meeting in accordance with Section 7.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation or any Parent Board Adverse Recommendation Change.

(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d- 9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 7.4 Efforts; Regulatory Approvals; Transaction Litigation.

(a) The parties shall use commercially reasonable efforts to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, each party: (i) shall promptly as practicable and in any event no more than five (5) Business Days after the date of this Agreement, make or cause to be made any filings required of each of them or any of their respective Affiliates under the HSR Act, (ii) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated hereby, (iii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable law or Contract, or otherwise) by such party in connection with the transactions contemplated hereby or for such Contract to remain in full force and effect, (iv) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated hereby and (v) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummations of this Agreement.

(b) Notwithstanding the generality of the foregoing, each party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any Governmental Entity with respect to the transactions contemplated hereby, and to submit promptly any additional information requested by any such Governmental Entity.

(c) Without limiting the generality of the foregoing, Parent shall give Company prompt (but no later than within two (2) Business Days) written notice of any litigation threatened or in writing against Parent and/or its directors relating to this Agreement or the transactions contemplated hereby (the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation, (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation, and (iv) will not settle or consent or agree to settle or compromise any Transaction Litigation without the Company’s prior written consent (which such consent shall not be unreasonably withheld or delayed).

Section 7.5 Indemnification, Exculpation and Insurance.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Company shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided, that any such D&O Indemnified Party to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Company shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s organizational documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s organizational documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six- year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Parent by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby or in connection with Parent’s initial public offering of shares of Parent Common Stock).

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 7.5 in connection with their enforcement of the rights provided to such persons in this Section 7.5.

(f) The provisions of this Section 7.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.5. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.5.

Section 7.6 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock)

resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.7 Disclosure. The parties shall mutually agree to the text of any initial press release and Parent’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any party’s obligations under the Confidentiality Agreement, no party shall, and no party shall permit any of its Subsidiaries or any of its Representatives to, issue any press release or make any disclosure (to any customers or employees of such party, to the public or otherwise) regarding the transactions contemplated hereby unless (a) the other party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is requited by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such party advises the other party of, and consults with the other party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements made by the Company or Parent in compliance with this Section 7.7. Notwithstanding the foregoing, a party need not consult with any other parties pursuant to the specific terms of this Section 7.7 in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 7.2(d), Section 7.3(d) or with respect to any Acquisition Proposal, Company Board Adverse Recommendation Change, Parent Board Adverse Recommendation Change, or pursuant to Section 7.3(e).

Section 7.8 Listing. At or prior to the Effective Time, Parent shall use its commercially reasonable efforts to (a) maintain its existing listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of shares of Parent Common Stock to be issued in connection with the transactions contemplated hereby, and to cause such shares to be approved for listing (subject to official notice of issuance, and (c) to the extent required by Nasdaq Marketplace Rule 5110, assist the Company in preparing and filing an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each party will reasonably promptly inform the other party of all verbal or written communications between Nasdaq and such party or its representatives. The parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The party not filing the Nasdaq Listing Application will cooperate with the other party as reasonably requested by such filing party with respect to the Nasdaq Listing Application and promptly furnish to such filing party all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 7.8. The Company agrees to pay all Nasdaq fees associated with any action contemplated by this Section 7.8.

Section 7.9 Tax Matters.

(a) Each of Parent, Merger Sub and the Company will (and will cause its respective Affiliates to) (i) use all reasonable best efforts to cause the Merger to constitute as a transaction qualifying for the Intended Tax Treatment and (ii) not take any action, or fail to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment. Parent shall not file (or cause its Affiliates, including the Company, to file) any U.S. federal, state or local Tax Return after the Closing Date in a manner that is inconsistent with the treatment of the Merger as a transaction qualifying for the Intended Tax Treatment for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(b) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a tax opinion to be prepared and submitted regarding the treatment of the Merger to the stockholders of the Company, Parent and the Company shall deliver to Wilson Sonsini Goodrich & Rosati, P.C. (or other nationally recognized tax counsel) customary Tax representation letters reasonably satisfactory to Wilson Sonsini Goodrich Rosati, P.C., dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Wilson Sonsini Goodrich Rosati, P.C. in connection with the preparation and filing of the Registration Statement, and Wilson Sonsini Goodrich Rosati, P.C. shall furnish an opinion, which will be subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne and paid equally by Parent and the Company. Unless otherwise required by applicable law, Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

Section 7.10 Directors and Officers. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the parties shall use commercially reasonable efforts to take all necessary actions so that the Persons listed on Sections 2.6(c) and 2.6(d) of the Parent Disclosure Letter are elected or appointed, as applicable, to the positions of officers and directors of Parent and the Surviving Company, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed on Sections 2.6(c) and 2.6(d) of the Parent Disclosure Letter is unable or unwilling to serve as officer or director of Parent or the Surviving Company, as set forth therein, the party appointing such Person (as set forth on Sections 2.6(c) and 2.6(d) of the Parent Disclosure Letter) shall designate a successor. The parties shall use reasonable best efforts to have each of the Persons that will serve as directors and officers of the Parent following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

Section 7.11 Termination of Certain Agreements and Rights.

(a) Except as set forth on Section 7.11 of the Parent Disclosure Letter, each of Parent and the Company shall use commercially reasonable efforts to cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Parent or the Company and any holders of Parent Common Stock or Company Capital Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time.

(b) Parent shall terminate all Parent Material Contracts (including all statements of work, work orders, change orders, purchase orders, and any other Contracts thereunder), effective no later than the Closing Date, consistent with the provisions set forth in Section 5.16(d).

(c) Parent shall take all actions as set forth on Section 7.11(c) to the Parent Disclosure Letter.

Section 7.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.13 Allocation Certificate. The Company will prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date a certificate signed by an officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (a) each holder of the Company Capital Stock, (b) such holder’s name and address,

(c) the number or percentage and type of the Company Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

Section 7.14 Cash Dividend.

(a) Prior to the Effective Time, the Parent Board shall set a record date for the Cash Dividend (the “Dividend Record Date”), which date shall be as close as reasonably practicable to (but not later than) the anticipated Closing Date. Parent shall ensure that the declaration of the Dividend Record Date and the payment of the Cash Dividend shall be implemented and performed such that the Parent Net Cash, after taking into account the Cash Dividend, shall be no less than $115,000,000 (the “Minimum Net Cash”) as of the Closing, and such that the Closing is not delayed in order to effect the Cash Dividend. The Parent Board shall cause to be paid the Cash Dividend as soon as practicable after the Dividend Record Date, but in any case, not prior to the date upon which the Final Parent Net Cash has been finally determined in accordance with Section 3.7 and not later than 60 days after the Dividend Record Date. Parent shall announce, declare and pay (or cause to be paid) the Cash Dividend in compliance with all applicable Law, including, without limitation, any rule or regulation of Nasdaq applicable to Parent. The amount of the Cash Dividend payable to non-U.S. stockholders of the Parent shall be reduced by any Taxes required to be withheld from such payment (including, for the avoidance of doubt, because at the time of payment it is not known whether Parent will have current or accumulated earnings and profits for U.S. federal income tax purposes in the year in which the

Cash Dividend is paid), and any amounts that are deducted or withheld shall be treated as having been paid to the stockholder of Parent in respect of whom such payment was made.

(b) Parent shall cause the Cash Dividend to be $60,000,000, in the aggregate, subject to the following adjustments:

(i) If (x) the Final Parent Net Cash at the Closing exceeds the Parent Target Net Cash, and (y) the Concurrent PIPE Investment Amount is more than $75,000,000, then the Company may direct Parent, in its sole discretion, to, or Parent shall be permitted (with the Company’s prior written consent (which such consent shall not be unreasonably withheld, conditioned or delayed)), to increase the amount of the Cash Dividend by an amount not to exceed the lesser of such excess as described in the foregoing clause (y) and $75,000,000.

(ii) If the Final Parent Net Cash at the Closing minus the amount of the Cash Dividend is less than the Minimum Net Cash, Parent shall (unless otherwise requested by the Company) reduce the Cash Dividend by the amount necessary to ensure that the Final Parent Net Cash minus the amount of the Cash Dividend is at least the Minimum Net Cash as of the Closing.

(iii) Other adjustments as may be mutually agreed between Parent and the Company.

(c) For the avoidance of doubt, as reflected in Section 3.1(a)(i)(F) of the Parent Disclosure Letter, the parties agree that the Cash Dividend may be subject to simultaneous adjustments under the foregoing clauses (i)  and (ii).

Section 7.15 Parent Equity Plans; Termination of Certain Parent Options.

(a) Prior to the Effective Time, the Parent Board will adopt the 2023 Equity Incentive Plan, subject to the Closing and effective as of the Effective Time, and will include provisions in the Proxy Statement for the stockholders of Parent to approve the 2023 Equity Incentive Plan (the “2023 Equity Incentive Plan Proposal”). Subject to the approval of the 2023 Equity Incentive Plan Proposal by the stockholders of Parent prior to the Effective Time, Parent shall file with the SEC, promptly after the Effective Time and at the Company’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the 2023 Equity Incentive Plan.

(b) Prior to the Effective Time, the Parent Board will adopt the 2023 ESPP, subject to the Closing and effective as of the Effective Time, and will include provisions in the Proxy Statement for the stockholders of Parent to approve the 2023 ESPP (the “2023 ESPP Proposal”, and together with the 2023 Equity Incentive Plan Proposal, the “Equity Plan Proposals”). Subject to the approval of the 2023 ESPP Proposal by the stockholders of Parent prior to the Effective Time, Parent shall file with the SEC, promptly after the Effective Time and at the Company’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the 2023 ESPP. For the avoidance of doubt, approval of the 2023 Plans by the stockholders of Parent shall not be a condition to Closing.

(c) Prior to the Closing, the Parent Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that for outstanding and unexercised Parent Options with a per share exercise price equal to or greater than $3.00 (prior to giving effect to the Cash Dividend and the Nasdaq Reverse Stock Split) (the “Out-of-the-Money Parent Options” ), the vesting of each unvested Out-of-the-Money Parent Option shall be accelerated in full effective as of immediately prior to the Effective Time and each such Out-of- the-Money Parent Option not exercised as of immediately prior to the Effective Time shall be cancelled at the Effective Time for no consideration. Prior to the Effective Time, each holder of an Out-of-the-Money Parent Option shall be provided with the opportunity to exercise such holder’s Out-of-the-Money Parent Option, for such period determined by the Parent Board that ends on or prior to the tenth (10th) Business Day prior to the Effective Time. Each outstanding and unexercised Parent Option with a per share exercise price less than $3.00 (the “In-the-Money Parent Options” ) shall continue to be subject to the same terms and conditions after the Effective Time as were applicable under such In-the-Money Parent Option as of immediately prior to the Effective Time.

Section 7.16 Permitted Financing.

(a) Until such time as Parent requests the SEC to accelerate effectiveness of the Registration Statement, Parent shall, upon the request of the Company and subject to applicable securities Laws, execute Permitted Stock Purchase Agreements that would constitute a Permitted Financing and in accordance with Section 7.16(a) of the Parent Disclosure Letter; provided that, other than to the extent reasonably requested by the Company and agreed by Parent (which such agreement shall not be unreasonably withheld, conditioned or delayed), each Permitted Stock Purchase Agreement shall be in substantially the form of the Subscription Agreement. Parent shall provide the Company at least two (2) Business Days’ written notice prior to the execution of each Permitted Stock Purchase Agreement, which such execution shall be subject to the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, to the extent any Permitted Financing is conducted or consummated by Parent, it shall for all purposes under this Agreement be considered as part of the Concurrent PIPE Investment and be offered at the same price per share of Parent Common Stock as the Concurrent PIPE Investment.

(b) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, each of Parent and the Company agree, and shall cause their respective officers and employees, to use commercially reasonable efforts to cooperate in connection with the arrangement of any Permitted Financing as may be reasonably requested by the other party.

(c) At the Closing, assuming Parent’s full compliance with the requirements set forth in this Section 7.16, Parent shall be permitted to consummate the Permitted Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Stock Purchase Agreements.

Section 7.17 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules

144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

ARTICLE VIII

CLOSING CONDITIONS

Section 8.1 Conditions Precedent of each Party. The obligations of each party to effect the Merger and otherwise consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the parties, at or prior to the Closing, of each of the following conditions:

(a) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding seeking a stop order with respect to the Registration Statement and has not been withdrawn.

(b) Any applicable waiting periods (or any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(c) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the transactions contemplated hereby illegal.

(d) (i) Parent shall have obtained the Parent Stockholder Approval and (ii) the Company shall have obtained the Company Stockholder Approval.

(e) The Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

(f) The Subscription Agreement evidencing the Concurrent PIPE Investment shall be in full force and effect and cash proceeds of not less than $50,000,000 (in combination with any proceeds from a Permitted Financing), which gross proceeds will be received by the Surviving Company immediately prior to or following the Closing in connection with the consummation of the transactions contemplated by the Subscription Agreement or any Permitted Financing.

(g) (i) The approval of the listing of the additional shares pursuant to the Nasdaq Listing Application shall have been approved for listing (subject to official notice of issuance) on Nasdaq and (ii) Parent has maintained its existing listing on Nasdaq and obtained approval of the listing of the combined corporation on Nasdaq.

Section 8.2 Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations. The representations and warranties of Parent and Merger Sub made in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (v) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). The Parent Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) in respect of Section 5.2, for such inaccuracies which are de minimis in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date).

(b) Performance of Covenants. Parent shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(d) Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(i) a certificate executed by an officer of Parent certifying that the conditions set forth in Section 8.2(a), (b) and (c) have been duly satisfied; and

(ii) written resignations in forms reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 7.10.

(e) Net Cash. At the Closing, the Final Parent Net Cash minus the amount of the Cash Dividend shall be no less than the Minimum Net Cash; provided, that if Final Parent Net Cash minus the amount of the Cash Dividend is less than the Minimum Net Cash, then the terms of this Section 8.2(e) may be satisfied by reducing the Cash Dividend pursuant to Section 7.14.

(f) Lease Mitigations. Each of the Parent Lease Mitigation Agreements shall have been fully executed and performance shall have been completed thereunder.

(g) Form 10-K. Parent shall have filed with the SEC its Form 10-K for the year ended December 31, 2023, including all required audited financial statements in connection therewith, and the information required to be included therein by Part III of Form 10-K, in form and substance and in full compliance with, and within the time period required by, applicable Law, provided that, if the Closing occurs prior to December 31, 2023, then this condition shall not be a condition to the obligations of the Company pursuant to this Section 8.2.

Section 8.3 Conditions Precedent of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations. The representations and warranties of the Company made in this Agreement (other than the Company Fundamental Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect (without giving effect to any references therein to any Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). The Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) in respect of Section 4.2, for such inaccuracies which are de minimis in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date), or (z) variances arising solely due to the transactions contemplated under the Subscription Agreement.

(b) Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Closing Certificate. Parent shall have received a certificate executed by an officer of the Company certifying (a) that the conditions set forth in Section 8.3(a), (b), and (c) have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 7.13 is true and accurate in all respects as of the Closing Date.

(e) FIRPTA Certificate. Parent shall have received from the Company a certificate in the form and substance required under Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) together with a form of notice to the IRS in accordance with the requirements of

Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Proposals by Parent’s stockholders, unless otherwise specified below):

(a) by mutual consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by June 14, 2024 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company or Parent if such party’s (or in the case of Parent, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 60 days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional 60 days;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(d) by Parent if the Company Stockholder Approval shall not have been obtained by written consent of the Company’s stockholders in lieu of a meeting within two (2) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Company Stockholder Approval has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Proposals and (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting (or any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to obtaining the Parent Stockholder Approval) if any Parent Triggering Event shall have occurred;

(g) by Parent (at any time prior to obtaining the Company Stockholder Approval) if any Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) and (ii) Parent or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective); or

(i) by the Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however,

that (a) this Section 9.2, Section 9.3 and Article X (and the related definitions of the defined terms in such section) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3 all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, provided however, that the Company shall pay the fees associated with the Nasdaq Listing Application and any filing fees pursuant to Section 7.4(a) and Section 7.4(b) and Parent shall pay, among other things, all other costs, fees, and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(e) or by the Company pursuant to Section 9.1(h), (ii) at any time after the date of this Agreement and prior to the Parent Stockholder Meeting an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to the Parent Board (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Parent shall pay the Company, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $7,500,000 (the “Termination Fee” ). If this Agreement is terminated by the Company pursuant to Section 9.1(f) (or, at the time this Agreement is terminated, the Company had the right to terminate this Agreement pursuant to Section 9.1(f)), then Parent shall pay to the Company, within five (5) Business Days of such termination the Termination Fee.

(c) If (i) this Agreement is terminated by Parent pursuant to Section 9.1(d) or Section 9.1(i), (ii) at any time after the date of this Agreement and before obtaining the Company Stockholder Approval, an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Parent, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction, an amount equal to the Termination Fee.

(d) If this Agreement is terminated by Parent pursuant to Section 9.1(g) (or, at the time this Agreement is terminated, Parent had the right to terminate this Agreement pursuant to Section 9.1(g)), then Company shall pay to Parent, within five (5) Business Days of such termination the Termination Fee.

(e) If either party fails to pay when due any amount payable by it under this Section 9.3, then (i) such party shall reimburse the other party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 9.3 and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(f) The parties agree that, subject to Section 9.2, the payment of fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of each party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Parent or the Company be required to pay the individual fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, following the payment of the fees and expenses set forth in this Section 9.3 by a party, (i) such party shall have no further liability to the other party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other party giving rise to such termination, or the failure of the transactions contemplated hereby to be consummated, (ii) no other party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such party or seek to obtain any recovery, judgment or damages of any kind against such party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such party) in connection with or arising out of this Agreement or the termination thereof, any breach by such party giving rise to such termination or the failure of the transactions contemplated hereby to be consummated and (iii) all other parties and their respective Affiliates shall be precluded from any other remedy against such party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such party giving rise to such termination or the failure of the transactions contemplated hereby to be consummated. Each of the parties acknowledges that (x) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated hereby, (y) without these agreements, the parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the parties in the circumstances in which such amount is payable; provided, however, that nothing in this Section 9.3(f) shall limit the rights of the parties under Section 10.3.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 10.2 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of

Directors at any time, whether before or after Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 10.3 Waiver. The parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next- day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Company (following the Closing), to:

Graphite Bio, Inc.

611 Gateway Blvd.,

Suite 120 San Francisco, CA 94080

Attention:         Kimberlee C. Drapkin

E-mail:             [Omitted]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Mitchell S. Bloom Andrew H. Goodman Tevia K. Pollard
Email:	mbloom@goodinwlaw.com agoodman@goodwinlaw.com tpollard@goodwinlaw.com

(ii)	if to Company, to:

Lenz Therapeutics, Inc.

445 Marine View Ave., Ste. #320

Del Mar, California 92014

Attention:   Evert Schimmelpennink, Chief Executive Officer

Email: [Omitted]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower

Suite 3300

San Francisco, CA 94015

Attention:	Dan Koeppen Ethan Lutske
E-mail:	dkoeppen@wsgr.com elutske@wsgr.com

Section 10.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Subscription Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 10.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 7.5.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.14 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRAPHITE BIO, INC.

By:	/s/ Kimberlee C. Drapkin
Name: Kimberlee C. Drapkin
Title: President and Chief Executive Officer

GENERATE MERGER SUB, INC.

By:	/s/ Kimberlee C. Drapkin
Name: Kimberlee C. Drapkin
Title: President

LENZ THERAPEUTICS, INC.

By:	/s/ Evert Schimmelpennink
Name: Evert Schimmelpennink
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

GRAPHITE BIO, INC.

Graphite Bio, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Graphite Bio, Inc.

2. The amendments set forth in this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) have been duly adopted in accordance with Section 242 of the Delaware General Corporation Law by the board of directors of the Corporation and by the stockholders of the Corporation. This Certificate of Amendment hereby amends the Corporation’s Amended and Restated Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”) as set forth below.

3. Article I of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The name of the Corporation is LENZ Therapeutics, Inc.”

4. Article IV of the Certificate of Incorporation is hereby amended to add the following new Section C immediately following the existing Section B thereof:

“C. REVERSE STOCK SPLIT

Effective immediately upon the filing and effectiveness of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-[●]1 reverse stock split of the shares of Common Stock, pursuant to which every [●]1 shares of the Common Stock issued and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.00001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), the Company shall, upon surrender of such

[1]

Shall be a whole number between and including [●] and [●]. By approving the Reverse Stock Split, the stockholders of the Corporation are approving the Certificate of Amendment with each possible conversion number within such range, and authorizing the Board of Directors to file any such Certificate of Amendment as the Board of Directors deems advisable and in the best interest of the Corporation and its stockholder prior to the merger (and in accordance with the terms of the merger agreement), with any such Certificate of Amendment not filed prior to the closing date under the merger agreement being abandoned and of no further force and effect.

holder’s certificate(s) representing such fractional shares of Common Stock (if any), pay cash in an amount equal to such fractional shares of Common Stock multiplied by the then fair value of the Common Stock as determined by the Board of Directors of the Corporation.

Each stock certificate or book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry share have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each stockholder of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by an authorized officer of the Corporation on                .

GRAPHITE BIO, INC.

By:
[NAME]
[TITLE]

Exhibit B

GRAPHITE BIO, INC.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of November [●], 2023 is made by and among Graphite Bio, Inc., a Delaware corporation (“Parent”), Lenz Therapeutics, Inc., a Delaware corporation (the “Company”), and the undersigned holders (each a “Stockholder”) of shares of capital stock (the “Shares”) of Parent.

WHEREAS, Parent, Generate Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving as a wholly-owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds Parent Options to acquire the number of Shares, indicated opposite such Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of the Company to enter into the Merger Agreement, each Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Company’s entering into the Merger Agreement, each Stockholder, Parent and the Company agree as follows:

1. Agreement to Vote Shares. Each Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, such Stockholder shall:

(a) appear at such meeting (in person or by proxy) or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) all of the Shares and any New Shares that Stockholder shall be entitled to so vote (the “Covered Shares”): (i) in favor of (A) all of the Parent Stockholder Proposals, (B) any matter that could reasonably be expected to facilitate the Merger, the Concurrent PIPE Investment and the transactions contemplated in the Merger Agreement, and (C) against any Acquisition Proposals, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to impeded, interfere with, delay, postpone or materially and adversely affect the consummation of the Merger, the Concurrent PIPE Investment and the transactions contemplated in the Merger Agreement; and (ii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof or otherwise or (c) the mutual written agreement of the parties to terminate this Agreement.

3. Additional Acquisitions. Each Stockholder agrees that any shares of capital stock or other equity voting securities of Parent that such Stockholder acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Parent Options or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, each Stockholder shall not, directly or indirectly, (a) sell, assign (directly or indirectly), transfer, tender, pledge, exchange, gift, grant, or placement in trust or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)), or offer to do any of the foregoing (each, a “Transfer”) any right, title, or interest (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) to any Covered Shares, (b) deposit any Covered Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Covered Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect Transfer any right, title, or interest (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) to any Covered Shares, or (d) take any action that would reasonably be expected to make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of restricting the Stockholder’s legal power, authority and right to vote all of the Covered Shares or would otherwise prevent or disable such Stockholder from performing any of such Stockholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may make (1) Transfers by will or by operation of Law or other Transfers for estate-planning purposes, (2) with respect to such Stockholder’s Parent Options (and any Shares underlying such Parent Options) which expire on or prior to the Expiration Date, Transfers of Shares to Parent (or effecting a “net exercise” of a Parent Option) as payment for the (i) exercise price of such Stockholder’s Parent Options and (ii) taxes applicable to the exercise of such Stockholder’s Parent Options, (3) with respect to such Stockholder’s Parent Restricted Stock Awards, (i) transfers for the net settlement of such Stockholder’s Parent Restricted Stock Awards settled in Shares (to pay tax withholding obligations) or (ii) transfers for receipt upon settlement of such Stockholder’s Parent Restricted Stock Awards, and the sale of a sufficient number of such Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by such Stockholder as a result of such settlement, (4) if Stockholder is an entity, partnership or limited liability company, a Transfer to one or more equityholders, partners or

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members of Stockholder or to an affiliated person, corporation, trust or other entity controlling or under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed this Agreement, (5) make Transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, and (6) Transfers as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary Transfer of any Shares covered hereby shall occur (including a Transfer permitted by Section 4(1) through Section 4(5), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, and as a condition of receipt if such Transfer or sale, the transferee shall sign a written acknowledgement of such applicability or a joinder hereto.

5. Representations and Warranties of Stockholder. Each Stockholder hereby, severally but not jointly, represents and warrants to Parent and the Company as follows:

(a) If such Stockholder is an entity: (i) such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Stockholder have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has the legal capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c) such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Covered Shares and none of the Covered Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Covered Shares, except as contemplated by this Agreement and the stockholder agreements and arrangements referenced in the Merger Agreement and except for customary

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arrangements with the Stockholder’s prime broker and/or custodian;

(d) the execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder and the compliance by such Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Covered Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound, or any Law, statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of such Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;

(e) the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or regulatory authority by such Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;

(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Stockholder; and

(g) as of the date of this Agreement, there is no Action pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect.

6. Irrevocable Proxy. By execution of this Agreement, each Stockholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Stockholder’s rights with respect to the Covered Shares, to vote and exercise all voting and related rights, if such Stockholder fails to vote his, her or its Covered Shares, or otherwise fails to perform or comply with such Stockholder’s obligations under this Agreement, solely with respect to the matters set forth in Section 1 hereof. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes (or agrees to cause to be revoked) any proxy previously granted by such Stockholder with respect to the Covered Shares and represents that none of such previously-granted proxies are irrevocable. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Parent and Merger

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Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Stockholder and the obligations of such Stockholder shall be binding on such Stockholder’s heirs, personal representatives, successors, transferees and assigns. Each Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy and power of attorney shall automatically terminate upon the Expiration Date.

7. Parent Board Adverse Recommendation Change. In the event of a Parent Board Adverse Recommendation Change made in compliance with the terms of the Merger Agreement, then the aggregate number of Covered Shares hereunder shall be reduced (with such reduction applying to each Stockholder, subject to a similar voting agreement, on a pro rata basis in accordance with each Stockholder’s relative Covered Shares and rounded up to the nearest whole Covered Share) without any action by Parent or the Stockholders such that the number of Covered Shares held, collectively, by all Stockholders, subject to a similar voting agreement, shall represent in the aggregate that number of shares (after such reduction) equal to the greater of (i) twenty percent (20%) of the outstanding shares of Parent Common Stock or (ii) thirty percent (30%) of the votes cast in support of the Parent Stockholder Proposals (assuming the Stockholder and each other Stockholder subject to a similar voting agreement vote all of their Covered Shares on the Parent Stockholder Proposals), as applicable.

8. No Legal Actions. Each Stockholder will not in its capacity as a stockholder of Parent bring, commence, institute, maintain, prosecute or voluntarily aid any Action which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement constitutes a breach of any fiduciary duty of the Parent Board or any member thereof.

9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10. Directors and Officers. This Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of Parent and/or holder of Parent Options and not in such Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Parent in

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the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to such Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct such Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

12. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

13. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the transactions contemplated by the Merger Agreement.

14. Disclosure. Each Stockholder hereby agrees that Parent and the Company may publish and disclose in the Proxy Statement, any prospectus filed with any regulatory authority in connection with the transactions contemplated by the Merger Agreement and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Proxy Statement or prospectus or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the transactions contemplated by the Merger Agreement, all subject to prior review and a reasonable opportunity to comment by Stockholder’s counsel. Prior to the Closing, each Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication without the prior written consent of Parent and the Company, provided that the foregoing shall not limit or affect any actions taken by such Stockholder (or any affiliated officer or director of such Stockholder) that would be permitted to be taken by such Stockholder, Parent or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not affect any actions of Stockholder the prohibition of which would be prohibited under applicable Law and shall not prohibit Stockholder or its affiliates from making any publicly- available filings required by applicable law, regulation or legal process.

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15. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by facsimile transmission (providing confirmation of transmission) or by electronic transmission (upon confirmation of receipt of transmission) to the Company or Parent, as the case may be, in accordance with Section 10.5 of the Merger Agreement and to each Stockholder at his, her or its address or email address (upon confirmation of receipt of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18. No Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to such Stockholder shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to the Covered Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of Parent. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

19. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any Action between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state

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of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such Action shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such Action in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 15 of this Agreement.

20. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any Action related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

21. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Parent Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Parent, this Agreement, the Merger Agreement and the transactions contemplated in the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22. Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

23. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Parent, the Company and such Stockholder.

24. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully

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aware of the legal and binding effect of this Agreement.

26. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration payable under the Merger Agreement or (ii) change the Exchange Ratio, in the case of (i) and (ii), in a manner materially adverse to such Stockholder, or (b) have been agreed to in writing by such Stockholder.

27. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

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EXECUTED as of the date first above written. [STOCKHOLDER]

Signature:

Signature Page to Parent Support Agreement

EXECUTED as of the date first above written.

GRAPHITE BIO, INC.

By:
Name:
Title:

LENZ THERAPEUTICS, INC.

By:
Name:
Title:

Signature Page to Parent Support Agreement

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Parent Common Stock	Parent Options	Parent Restricted Stock Awards

Exhibit C

LENZ THERAPEUTICS, INC.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of November [●], 2023 is made by and among Graphite Bio, Inc., a Delaware corporation (“Parent”), Lenz Therapeutics, Inc., a Delaware corporation (the “Company”), and the undersigned holders (each a “Stockholder”) of shares of capital stock (the “Shares”) of the Company.

WHEREAS, Parent, Generate Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving as a wholly-owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds Company Options to acquire the number of Shares, indicated opposite such Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Parent to enter into the Merger Agreement, each Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent’s entering into the Merger Agreement, each Stockholder, Parent and the Company agree as follows:

1. Agreement to Vote Shares. Each Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), such Stockholder shall:

(a) whether at a meeting or by written consent, vote (or cause to be voted) all of the Shares and any New Shares that Stockholder shall be entitled to so vote (the “Covered Shares”), in favor of (A) adopting and approving the Merger Agreement and the transactions contemplated thereby, (B) any matter that could reasonably be expected to facilitate the Merger, the Concurrent PIPE Investment and the transactions contemplated in the Merger Agreement, and (C) against any Acquisition Proposals, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to impeded, interfere with, delay, postpone or materially and adversely affect the consummation of the Merger, the Concurrent PIPE Investment and the transactions contemplated in the Merger Agreement;

(b) in furtherance of subsection (a), promptly following the declaration of effectiveness of the Registration Statement, but in any case within two (2) Business Days thereafter, take any action reasonably necessary upon the request of the Company to cause the Covered Shares held by such Stockholder to be voted in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including, without limitation, the execution the stockholder written consent in substantially the form attached hereto as Exhibit A (with any such modifications as may be reasonably requested by the officers of the Company); and

(c) at any meeting of the stockholders of the Company or any adjournment or postponement thereof, appear at such meeting (in person or by proxy) or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum and at any such meeting, vote (or cause to be voted) all Covered Shares to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held.

Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof or otherwise or (c) the mutual written agreement of the parties to terminate this Agreement.

3. Additional Acquisitions. Each Stockholder agrees that any shares of capital stock or other equity voting securities of the Company that such Stockholder acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Company Options or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, each Stockholder shall not, directly or indirectly, except for this Agreement and as contemplated by or related to the Company’s Amended and Restated Voting Agreement, dated March 6, 2023 (the “Voting Agreement”), the Company’s Amended and Restated Rights of First Refusal and Co-Sale Agreement, dated March 6, 2023 (the “ROFR”), and the Amended and Restated Investors’ Right Agreement, dated March 6, 2023 (together with the Voting Agreement and the ROFR, the “Shareholder Agreements”), (a) sell, assign (directly or indirectly), transfer, tender, pledge, exchange, gift, grant, or placement in trust or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)), or offer to do any of the foregoing (each, a “Transfer”) any right, title, or interest (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) to any Covered Shares, (b) deposit any Covered Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Covered Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect Transfer any right, title, or interest (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) to any Covered Shares, or (d) take any action that would reasonably be expected to make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of restricting the Stockholder’s legal power, authority and right to vote all of the Covered

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Shares or would otherwise prevent or disable such Stockholder from performing any of such Stockholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may make (1) Transfers by will or by operation of Law or other Transfers for estate-planning purposes, (2) with respect to such Stockholder’s Company Options (and any Shares underlying such Company Options) which expire on or prior to the Expiration Date, Transfers of Shares to the Company (or effecting a “net exercise” of a Company Option) as payment for the (i) exercise price of such Stockholder’s Company Options and (ii) taxes applicable to the exercise of such Stockholder’s Company Options, (3) with respect to such Stockholder’s Company Restricted Stock Awards, (i) transfers for the net settlement of such Stockholder’s Company Restricted Stock Awards settled in Shares (to pay tax withholding obligations) or (ii) transfers for receipt upon settlement of such Stockholder’s Company Restricted Stock Awards, and the sale of a sufficient number of such Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by such Stockholder as a result of such settlement, (4) if Stockholder is an entity, partnership or limited liability company, a Transfer to one or more equityholders, partners or members of Stockholder or to an affiliated person, corporation, trust or other entity controlling or under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed this Agreement, (5) make Transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, and (6) Transfers as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary Transfer of any Shares covered hereby shall occur (including a Transfer permitted by Section 4(1) through Section 4(5), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, and as a condition of receipt if such Transfer or sale, the transferee shall sign a written acknowledgement of such applicability or a joinder hereto.

5. Representations and Warranties of Stockholder. Each Stockholder hereby, severally but not jointly, represents and warrants to Parent and the Company as follows:

(a) If such Stockholder is an entity: (i) such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Stockholder have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has the legal capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

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(b) this Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c) such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), other than any Liens that may exist pursuant to the Shareholder Agreements or applicable securities laws, and has sole or shared, and otherwise unrestricted, voting power with respect to such Covered Shares and, other than the Shareholder Agreements, none of the Covered Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Covered Shares, except as contemplated by this Agreement and the stockholder agreements and arrangements referenced in the Merger Agreement and except for customary arrangements with the Stockholder’s prime broker and/or custodian;

(d) the execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder and the compliance by such Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Covered Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound, or any Law, statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of such Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;

(e) the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or regulatory authority by such Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;

(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Stockholder; and

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(g) as of the date of this Agreement, there is no Action pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect.

6. Irrevocable Proxy. By execution of this Agreement, each Stockholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Stockholder’s rights with respect to the Covered Shares, to vote and exercise all voting and related rights, if such Stockholder fails to vote his, her or its Covered Shares, or otherwise fails to perform or comply with such Stockholder’s obligations under this Agreement, solely with respect to the matters set forth in Section 1 hereof. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes (or agrees to cause to be revoked) any proxy previously granted by such Stockholder with respect to the Covered Shares and represents that none of such previously-granted proxies are irrevocable, other than as contemplated by the Shareholder Agreements. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Stockholder and the obligations of such Stockholder shall be binding on such Stockholder’s heirs, personal representatives, successors, transferees and assigns. Each Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy and power of attorney shall automatically terminate upon the Expiration Date. For the avoidance of doubt, this Agreement does not, and is not an agreement to, revoke or otherwise terminate any proxy granted by the Stockholder pursuant to the Voting Agreement.

7. Waiver of Appraisal and Dissenters’ Rights. Each Stockholder hereby waives, and agrees not to assert or seek to perfect, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have by virtue of ownership of the Covered Shares.

8. No Legal Actions. Each Stockholder will not in its capacity as a stockholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any Action which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement constitutes a breach of any fiduciary duty of the Company Board or any member thereof.

9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise

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breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10. Directors and Officers. This Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of the Company and/or holder of Company Options and not in such Stockholder’s capacity as a director, officer or employee of the Company or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to such Stockholder, and Parent does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

12. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

13. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the transactions contemplated by the Merger Agreement.

14. Disclosure. Each Stockholder hereby agrees that Parent and the Company may publish and disclose in the Proxy Statement, any prospectus filed with any regulatory authority in connection with the transactions contemplated by the Merger Agreement and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Proxy Statement or prospectus or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC

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or other regulatory authority, relating to the transactions contemplated by the Merger Agreement, all subject to prior review and a reasonable opportunity to comment by Stockholder’s counsel. Prior to the Closing, each Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication without the prior written consent of Parent and the Company, provided that the foregoing shall not limit or affect any actions taken by such Stockholder (or any affiliated officer or director of such Stockholder) that would be permitted to be taken by such Stockholder, Parent or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not affect any actions of Stockholder the prohibition of which would be prohibited under applicable Law and shall not prohibit Stockholder or its affiliates from making any publicly- available filings required by applicable law, regulation or legal process.

15. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by facsimile transmission (providing confirmation of transmission) or by electronic transmission (upon confirmation of receipt of transmission) to the Company or Parent, as the case may be, in accordance with Section 10.5 of the Merger Agreement and to each Stockholder at his, her or its address or email address (upon confirmation of receipt of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18. No Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to such Stockholder shall be construed as a waiver of any rights or remedies

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of the Company or Parent, as applicable, with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to the Covered Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

19. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any Action between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such Action shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such Action in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 15 of this Agreement.

20. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any Action related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

21. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of the Company, this Agreement, the Merger Agreement and the transactions contemplated in the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22. Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

23. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Parent, the Company and such Stockholder.

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24. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

26. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration payable under the Merger Agreement or (ii) change the Exchange Ratio, in the case of (i) and (ii), in a manner materially adverse to such Stockholder, or (b) have been agreed to in writing by such Stockholder.

27. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

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EXECUTED as of the date first above written. [STOCKHOLDER]

Signature:

Signature Page to Company Support Agreement

EXECUTED as of the date first above written.

GRAPHITE BIO, INC.

By:
Name:
Title:

LENZ THERAPEUTICS, INC.

By:
Name:
Title:

Signature Page to Company Support Agreement

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Company Common Stock	Shares of Company Preferred Stock	Company Options

Exhibit D

LOCK-UP AGREEMENT

        , 2023

Graphite Bio, Inc.

611 Gateway Blvd., Suite 120

San Francisco, CA 94080

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Graphite Bio, Inc., a Delaware corporation (“Parent”), has entered into an Agreement and Plan of Merger, dated as of November [●], 2023 (as the same may be amended from time to time, the “Merger Agreement”) with Generate Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and Lenz Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to each of the parties to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 90 days after the Closing Date (the “Restricted Period”):

(i)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock (including without limitation, (a) Parent Common Stock or such other securities of Parent which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC, (b) securities of Parent which may be issued upon exercise or vesting, as applicable, of a stock option or warrant or settlement of a restricted stock unit and (c) Parent Common Stock or such other securities to be issued to the undersigned in connection with the Merger, in each case, that are currently or hereafter owned of record or beneficially (including holding as a custodian)) by the undersigned (collectively, the “Undersigned’s Shares”);

(ii)

enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Parent Common Stock or other securities, in cash or otherwise;

(iii)

make any demand for, or exercise any right with respect to, the registration of any shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock (other than such rights set forth in the Merger Agreement); or

(iv)	publicly disclose the intention to do any of the foregoing described in clauses (i), (ii) and (iii) above.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)

if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, (D) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (E) to any corporation, partnership or other entity, in each case, all of the beneficial ownership interests of which are held by the undersigned or a Family Member of the undersigned;

(ii)

if the undersigned is a corporation, partnership or other entity, (A) to another corporation, partnership, or other entity that is a direct or indirect affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), (B) as a distribution or dividend to equity holders, current or former partners, members, stockholders or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) transfers or dispositions not involving a change in beneficial ownership or (E) with prior written consent of Parent (as constituted following the Closing); or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Parent Common Stock or such other securities that have been so transferred or distributed and if a filing pursuant to Section 16(a) of the Exchange Act is required, such filing shall describe the nature of the transfer;

(b) the disposition (including a forfeiture or repurchase) to Parent of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement, provided that if a filing pursuant to Section 16(a) of the Exchange Act is required, such filing shall describe the nature of the transfer;

(c) the surrender or forfeiture of shares of Parent Common Stock or other securities of Parent to Parent, including to satisfy tax withholding obligations upon exercise or vesting or the exercise price upon a cashless net exercise, in each case, of stock options, restricted stock, other equity awards, warrants or other rights to acquire shares of Parent Common Stock pursuant to equity incentive plans of Parent or the Company or outstanding warrants issued by the Company or Parent; provided that if a filing pursuant to Section 16(a) of the Exchange Act is required, such filing shall describe the nature of the transfer;

(d) transfers, distributions, sales or other transactions of shares of Parent Common Stock purchased on the open market or in a public offering, in each case, following the Closing;

(e) transfers pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’ capital stock involving a Change of Control (as defined below) of Parent that has been approved by the board of directors of Parent (as constituted following the

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Closing), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock- Up Agreement (“Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of Parent (or the surviving entity));

(f) transfers pursuant to an order of a court or regulatory agency;

(g) transfers, distributions, sales or other transactions with the prior written consent of Parent (as constituted following the Closing); or

(h) transfers, distributions, sales or other transactions of shares of Parent, if any, purchased from the Parent pursuant to that certain Stock Purchase Agreement dated as of the date of the Merger Agreement in the Concurrent PIPE Investment.

In addition, nothing in this Lock-Up Agreement shall prohibit the undersigned from exercising options or warrants for shares of Parent Common Stock or the conversion of convertible securities of Parent held by the undersigned into shares of Parent Common Stock; provided that the shares of Parent Common Stock acquired upon such exercise and/or conversion shall be subject to the terms of this Lock-Up Agreement.

Notwithstanding anything to the contrary herein, the undersigned may establish a trading or distribution plan pursuant to Rule 10b5-1 under the Exchange Act; provided that (i) to the extent a public announcement or filing under the Exchange Act is required of or voluntarily made by or on behalf of the undersigned or Parent regarding the establishment of such disposition plan(s), such announcement or filing shall include a statement to the effect that no transfer of the Undersigned’s Shares may be made under such disposition plan during the Restricted Period and (ii) no transfer pursuant to such plan is made during the Restricted Period.

In the event that a release or waiver is granted by Parent (as constituted following the Closing) to any officer, director or any other stockholder who is a party to a similar lock-up agreement entered into in connection with the transactions contemplated by the Merger (other than the undersigned) relating to the restrictions set forth above for the Undersigned’s Shares (each, a “Release” and, collectively, “Releases”), the same percentage of the Undersigned’s Shares shall be immediately, fully and irrevocably released or waived in the same manner and on the same terms from any remaining restrictions set forth above on a pro rata basis (the “Pro-Rata Release”) and Parent will promptly (and in any event within two business days of such Release) notify the undersigned of the terms of such Pro-Rata Release.

Notwithstanding the foregoing, such Pro-Rata Release shall not be applied (i) to the extent that the aggregate holding percentage of the securities subject to any such Release or Releases is less than or equal to one percent (1%) in the aggregate of the Parent Common Stock outstanding immediately following the Closing (calculated on a fully-diluted basis), (ii) if the Release is effected solely to permit a transfer not involving a disposition for value and the transferee agrees in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration of the Restricted Period, (iii) to the extent the Release is granted to a natural person and determined, in the sole discretion of Parent, to be due to circumstances of emergency or hardship of such natural person, or (iv) if the Release, in full or in part, of any securities from the restrictions of this Lock-Up Agreement is in connection with an underwritten follow-on offering during the Restricted Period (the “Follow-On Offering”); provided that, to the extent the undersigned holds registration rights with respect to the Undersigned’s Shares, the undersigned has been given the opportunity to participate in such Follow- On Offering on a basis consistent with such contractual rights.

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer

3

restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

If a stockholder and/or an officer and/or director of the Company or Parent enters into a Lock- Up Agreement with respect to securities of the Company or Parent with any terms that are more favorable, from the perspective of the undersigned, than the terms of this Lock-Up Agreement, then Parent shall provide equivalent rights to the undersigned.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Parent and the Company are proceeding with the transactions contemplated in the Merger Agreement in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Parent or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Parent or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Parent and/or the Company in the event that any provision of this Lock-Up Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent or the Company with respect thereto.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Parent will facilitate the timely preparation and delivery of certificates or the establishment of book-entry positions at Parent’s transfer agent representing the Undersigned’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Parent, the Company and the undersigned by electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

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Very truly yours,

Print Name of Stockholder:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed By Graphite Bio, Inc.:

By:
Name:
Title:

Accepted and Agreed by Lenz Therapeutics, Inc.:

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

EXHIBIT E

FORM OF SUBSCRIPTION AGREEMENT